Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

between

FRANKLIN FINANCIAL SERVICES CORPORATION

and

FULTON BANCSHARES CORPORATION

January 23, 2006

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EXHIBITS:

Exhibit 1 - Form of Bank Plan of Merger
Exhibit 2 - Form of Affiliate Letter
Exhibit 3 - Form of Tax Opinion
Exhibit 4 - Form of Opinion of Franklin Counsel
Exhibit 5 – Form of Opinion of Fulton Counsel
Exhibit 6 – Index Group

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2006, is made by and between FRANKLIN FINANCIAL SERVICES CORPORATION (“Franklin”), a Pennsylvania corporation having its principal place of business in Chambersburg, Pennsylvania, and FULTON BANCSHARES CORPORATION (“Fulton”), a Pennsylvania corporation having its principal place of business in McConnellsburg, Pennsylvania.

BACKGROUND

1.                                       Franklin and Fulton desire for Fulton to merge with and into Franklin, with Franklin surviving such merger, in accordance with the laws of the Commonwealth of Pennsylvania and the plan of merger set forth herein.

2.                                       It is the intention of the parties to this Agreement that the Merger (as hereinafter defined) provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code.

3.                                       In connection with the Merger, Franklin desires to merge Fulton County National Bank and Trust Company (“FCNB”), a national bank and wholly-owned subsidiary of Fulton, with and into Farmers and Merchants Trust Company of Chambersburg (“F&M Trust”), a Pennsylvania bank and trust company and wholly-owned subsidiary of Franklin, with F&M Trust surviving such merger in accordance with the Bank Plan of Merger (as hereinafter defined).

3.                                       Franklin and Fulton desire to provide the terms and conditions governing the transactions contemplated herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.01 - Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal has the meaning given that term in Section 4.06 of this Agreement.

Affiliate means, with respect to any Person, any other Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Aggregate Merger Consideration has the meaning given that term in Section 1.02(e)(iii) of this Agreement.

Agreement means this Agreement and Plan of Merger, together with the exhibits referenced herein, and any amendment or supplement hereto.

Applications means the applications for regulatory approval which are required in connection with the transactions contemplated hereby.

Articles of Merger means the articles of merger to be executed by Franklin and Fulton and to be filed in the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

Average Closing Price means the average of the Franklin Market Prices for each of the twenty (20) trading days during the Determination Period (as defined in Section 6.01(d)(iii)).

BHC Act means the Bank Holding Company Act of 1956, as amended.

Bank Merger means the merger of FCNB with and into F&M Trust, with F&M Trust surviving the merger, as contemplated by Section 1.03 of this Agreement.

Bank Plan of Merger means the plan of merger to be entered into between FCNB and F&M Trust pursuant to this Agreement, providing for the merger of FCNB with and into F&M Trust, with F&M Trust surviving such merger, substantially in the form attached hereto as Exhibit 1.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

Business Day means any day on which banks are not required or authorized to close in the Commonwealth of Pennsylvania.

Cash Consideration has the meaning given that term in Section 1.02(e)(iii)(B)

Cash Election means an election to receive the Cash Consideration with respect to all of a holder’s shares of Fulton Common Stock.

Cash Election Shares means, subject to the allocation rules set forth in Section 1.02(h), shares of Fulton Common Stock that are to be converted into the right to receive the Cash Consideration.

Closing Date means the date designated as the Closing Date by Franklin, in its sole discretion, upon not less than five (5) days prior written notice to be given to Fulton within ten (10) days after the last condition precedent (other than the delivery of certificates or other instruments or documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date upon which Franklin and Fulton shall agree.

Consent Order means that certain Consent Order dated March 23, 2005, issued by the Acting Comptroller of the Currency In the matter of The Fulton County National Bank and Trust Company, NE 2005-15, #2005-29.

CRA means the Community Reinvestment Act.

Disclosure Schedule means the Franklin Disclosure Schedule and/or the Fulton Disclosure Schedule, as the context shall require.

Dissenting Fulton Shares has the meaning given to that term in Section 1.02(e)(v).

Effective Date means the date specified in the Articles of Merger which may be the same as the Closing Date.

Effective Time means the time specified in the Articles of Merger for the effectiveness of the Merger, or, if no time is specified, the time of filing the Articles of Merger.

Election means a Cash Election, Stock Election and/or Mixed Election, as the context shall require.

Election Deadline means a date to be established by Franklin as the date by which holders of Fulton Common Stock must submit to the Exchange Agent an Election Form in order to make a timely Election.

Election Form means a form to be delivered to holders of Fulton Common Stock by the Exchange Agent pursuant to Section 1.02(f) by which holders of Fulton Common Stock may make an Election with respect to the Merger Consideration.

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent shall have the meaning given that term in Section 1.02(i)(i).

Exchange Fund shall have the meaning given that term in Section 1.02(i)(ii).

F&M Trust means Farmers and Merchants Trust Company of Chambersburg, a Pennsylvania bank and trust company.

FCNB means Fulton County National Bank and Trust Company, a national banking association.

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

FLSA means the Fair Labor Standards Act of 1938.

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

Franklin means Franklin Financial Services Corporation, a Pennsylvania corporation.

Franklin Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

Franklin Disclosure Schedule means a disclosure schedule delivered by Franklin to Fulton pursuant to this Agreement.

Franklin Financials means (i) the annual audited consolidated financial statements of Franklin as of December 31, 2004 and for the three years ended December 31, 2004, including the notes thereto, and any audited consolidated financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim consolidated financial statements, including the notes thereto, of Franklin as of each calendar quarter thereafter, in each case under (i) or (ii) as included in Securities Documents filed by Franklin.

Franklin Market Price means, as of any date, the average of the daily high bid and low offer quotations for a share of Franklin Common Stock, as reported on the National Association of Security Dealers, Inc.’s OTC Bulletin Board service.  If no bid or offer quotations are available for any date, then the Franklin Market Price for such date shall be the price of the last trade reported for the shares of Franklin Common Stock on the OTC Bulletin Board service as of such date.

Franklin Regulatory Reports means the annual reports of Franklin or F&M Trust, as the case may be, filed with the Federal Reserve Board, the FDIC or the PDB from December 31, 2004 through the Closing Date.

Franklin Subsidiaries means (i) F&M Trust and (ii) any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Franklin, except any association the stock of which is held in the ordinary course of the lending activities of a bank.

Fulton means Fulton Bancshares Corporation, a Pennsylvania corporation.

Fulton Certificates has the meaning given to that term in Section 1.02(f).

Fulton Common Stock means the common stock of Fulton described in Section 2.02(a).

Fulton Designees has the meaning give to that term in Section 1.02(d)(i)(B).

Fulton Disclosure Schedule means a disclosure schedule delivered by Fulton to Franklin pursuant to this Agreement.

Fulton ERISA Affiliate has the meaning give to that term in Section 2.12.

Fulton Financials means (i) the annual audited financial statements of Fulton as of December 31, 2004 and for the three years ended December 31, 2004, including the notes thereto, as restated and filed with the SEC in accordance with the Exchange Act, and any audited financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim financial statements, including the notes thereof, of Fulton as of each calendar quarter thereafter, in each case under (i) or (ii) as included in Securities Documents, as amended, filed by Fulton.

Fulton Regulatory Reports means the reports, and accompanying schedules, of Fulton or FCNB, as the case may be,

filed with any Regulatory Authority for each applicable period from December 31, 2004 through the Closing Date.

Fulton Subsidiaries means (i) FCNB and (ii) any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Fulton, except any association the stock or equity of which is held in the ordinary course of the lending activities of FCNB.

GAAP means generally accepted accounting principles as in effect at the relevant date.

IRC means the Internal Revenue Code of 1986, as amended.

IRS means the Internal Revenue Service.

Labor and Employment Law means any federal, state, local, or foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi)  any other aspect of the employment relationship.  Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.

Law shall mean any law (including common law), constitution statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, commission, department or instrumentality thereof, or of any court, tribunal or arbitrator.

Letter Agreement has the meaning given that term in Section 4.13 of this Agreement.

Material Adverse Effect shall mean, with respect to any Party or a referenced Subsidiary of a Party, any effect that is material and adverse to its assets, financial condition, results of operations or prospects on a consolidated basis (including, without limitation, the effect of any action (or inaction) taken in compliance with the MOU or Consent Order after the date of this Agreement); provided, however, that Material Adverse Effect shall not be deemed to include:  (a) any change in the value of the respective investment and loan portfolios of a Party resulting from a change in interest rates generally; (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects financial institutions generally; (c) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger) incurred in connection with this Agreement and the transactions contemplated hereby; (d) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby; (e) any effect with respect to a Party hereto caused, in whole or in substantial part, by the other Party; and (f) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect a Party.

Merger means the merger of Fulton with and into Franklin, with Franklin surviving such Merger, as contemplated by this Agreement.

Merger Consideration means the Cash Consideration, or the Stock Consideration, as applicable.

Mixed Election has the meaning given to that term in Section 1.02(f)(iii).

MOU means that certain Memorandum of Understanding dated May 9, 2005, by and between the Federal Reserve Bank of Philadelphia and Fulton.

National Bank Act means 12 U.S.C. Section 1, et seq.

No-Election Shares has the meaning given to that term in Section 1.02(f).

OCC means the Office of the Comptroller of the Currency.

Party means Franklin, or Fulton, as the context shall require.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be included in the Registration Statement and transmitted to holders of Fulton Common Stock in connection with the transactions contemplated by this Agreement.

Reallocated Cash Shares has the meaning given to that term in Section 1.02(h)(i)(B).

Reallocated Stock Shares has the meaning given to that term in Section 1.02(h)(ii)(B).

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Franklin Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meaning given to that term in Sections 2.11(b) and 3.09(b).

Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OCC, the Federal Reserve Board, the FDIC, the PDB or the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Stock Consideration shall have the meaning given that term in Section 1.02(e)(iii)(A).

Stock Election means an election to receive the Stock Consideration with respect to all of a holder’s shares of Fulton Common Stock.

Stock Election Shares means, subject to the allocation rules set forth in Section 1.02(h), shares of Fulton Common Stock to be converted into the right to receive the Stock Consideration.

Subsidiary means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which is owned, either directly or indirectly, by another entity, except any association the stock of which is held in the ordinary course of the lending activities of a bank.

Surviving Corporation shall have the meaning given that term in Section 1.02(b)(i) of this Agreement.

Section 1.02 - The Merger.

(a)                                  Closing.  The closing will take place at the offices of Rhoads & Sinon LLP, counsel to Franklin, in Harrisburg, Pennsylvania, on the Closing Date or at such other place, and at such time, as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date.   On the Closing Date, Franklin and Fulton shall cause the Articles of Merger to be duly executed and filed with the PDS.

(b)                                 The Merger.   Subject to the terms and conditions of this Agreement, on the Effective Date:  Fulton shall merge with and into Franklin; the separate existence of Fulton shall cease; Franklin shall be the surviving corporation in the Merger (Franklin, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”); and all of the property (real, personal and mixed), rights, powers and duties and obligations of Fulton shall be taken and deemed to be transferred to and vested in Franklin, as the Surviving Corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Fulton and Franklin shall thereafter be the responsibility of Franklin, all in accordance with the applicable Laws.

(c)                                  Franklin’s Articles of Incorporation and Bylaws.  On and after the Effective Date, the articles of incorporation and the bylaws of Franklin, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Franklin, as the Surviving Corporation in the Merger, until thereafter altered, amended or repealed.

(d)                                 Board of Directors and Officers of the Surviving Corporation.

(i)                                     On the Effective Date, the board of directors of Franklin, as the Surviving Corporation, shall consist of (A) each person holding such office of Franklin immediately prior to the Effective Date and (B) two (2) persons selected by Fulton’s board of directors prior to the date of mailing the Prospectus/Proxy Statement (the “Fulton Designees”) and subject to (1) compliance with Franklin’s bylaws (including any mandatory retirement or age limitations contained therein), (2) each such person qualifying as an “independent director” as defined by SEC Rule 10A-3 and Nasdaq Rules 4200 and 4350 and any successor rules and regulations thereto, (3) each such person meeting the eligibility requirements for a director of Franklin of any Regulatory

Authority relating to Franklin, and (4) approval of such person by Franklin, which approval shall not be unreasonably withheld.  Franklin, in its discretion, shall assign one of the Fulton Designees to Class B with a term of office through Franklin’s 2007 annual meeting of shareholders and assign the other Fulton Designee to Class A with a term of office through Franklins 2008 annual meeting of shareholders.  Each Fulton Designee shall thereafter hold office for the term to which he or she is appointed and until his or her successor is elected and qualified or otherwise in accordance with applicable law, and the articles of incorporation and bylaws of Franklin; provided, however, that if each such person continues to meet the criteria in (d)(i)(1), (2) and (3) above, and absent a breach of such person’s fiduciary duty to Franklin, Franklin agrees to re-nominate each Fulton Designee for at least one full three-year term after the expiration of his or her initial term.

(ii)                                  On the Effective Date, the officers of Franklin duly elected and holding office immediately prior to the Effective Date shall continue to be the officers of Franklin as the Surviving Corporation.

(iii)                               On the effective date of the Bank Merger, the board of directors of F&M Trust, as the surviving institution in the Bank Merger, shall consist of (A) those persons holding such office of F&M Trust immediately prior to such effective date and (B) the Fulton Designees. Franklin shall cause each of the Fulton Designees to be appointed as a director of F&M Trust effective as of the effective date of the Bank Merger to hold office for the term to which he or she is appointed and until his or her successor is elected and qualified or otherwise in accordance with applicable law and the articles of incorporation and bylaws of F&M Trust.

(iv)                              On the effective date of the Bank Merger, the officers of F&M Trust duly elected and holding office immediately prior to such effective date shall continue to be the officers of F&M Trust as the surviving institution in the Bank Merger.

(e)                                  Effect on Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Franklin, Fulton or the holders of any of the following securities, the following shall occur:

(i)                                     Outstanding Franklin Common Stock.  Each share of Franklin Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Franklin Common Stock, except that shares of Franklin Common Stock owned by Fulton (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of Franklin.

(ii)                                  Cancellation of Certain Common Stock.  Each share of Fulton Common Stock that is owned by Franklin, by Fulton as treasury shares, or by any of their respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iii)                               Conversion of Fulton Common Stock.  Each share of Fulton Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(e)(ii) and Dissenting Fulton Shares) shall be converted into the right to receive either: (A) 1.864 shares of Franklin Common Stock, subject to adjustment as provided in Section 1.02(j) below (the “Stock Consideration”), or (B) $48.00 cash (the “Cash Consideration”); subject, however, to the rights of holders of shares of Fulton Common Stock to make an Election pursuant to Section 1.02(f) hereof and provided that the aggregate number of shares of Franklin Common Stock to be issued and the aggregate amount of cash to be paid to holders of Fulton Common Stock in connection with the Merger, notwithstanding any Elections to the contrary, shall not exceed 492,790 shares, subject to adjustment as provided in Section 1.02(j) below, and $10,964,577.50 in cash (the “Aggregate Merger Consideration”).

(iv)                              Cash in Lieu of Fractional Shares.  Notwithstanding anything herein to the contrary, no fraction of a whole share of Franklin Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger.  Any former Fulton shareholder who would otherwise be entitled to receive a fraction of a share of Franklin Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Closing Price.

(v)                                 Dissenting Fulton Shares.  The outstanding shares of Fulton Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting Fulton Shares”) pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters’ rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL.  If any such holder of Fulton Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Fulton Shares held by such holder shall thereupon be treated as No Election Shares.

(f)                                    Election Procedures.  Franklin and Fulton shall cause the Exchange Agent to mail an Election Form to holders of Fulton Common Stock not more than fifty (50) Business Days and not less than twenty (20) Business Days prior to the Election Deadline.  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i)                                     To elect to receive the Stock Consideration with respect to all of their shares of Fulton Common Stock; or

(ii)                                  To elect to receive the Cash Consideration with respect to all of their shares of Fulton Common Stock; or

(iii)                               To elect to receive the Stock Consideration with respect to a specified number of their shares of Fulton Common Stock and the Cash Consideration with respect to their remaining shares of Fulton Common Stock (a “Mixed Election”).  With respect to each holder of Fulton Common Stock who makes a Mixed Election, their shares of Fulton Common Stock to be converted into the right to receive the Stock Consideration shall be treated as Stock Election Shares and their shares of Fulton Common Stock to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares, in each case subject to the allocation rules set forth in Section 1.02(h) of this Agreement.

The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of Fulton Common Stock during the period between the record date for the mailing of the Election Form and the Election Deadline.  If a holder of Fulton Common Stock: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters’ rights pursuant to Section 1.02(e)(v) of this Agreement, the shares of Fulton Common Stock held by such holder shall be deemed “No Election Shares”.  Nominee record holders who hold Fulton Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No Election Shares.  For purposes of Section 1.02(h), any Dissenting Fulton Shares shall be deemed to be Cash Election Shares, provided that Dissenting Fulton Shares shall not under any circumstance be converted into Reallocated Stock Shares.

(g)                                 Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form.  Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive.  Neither Franklin, Fulton nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(h)                                 Allocation.  All Elections shall be subject to the following allocation rules.  The Exchange Agent shall effect the allocation of the Aggregate Merger Consideration among the holders of Fulton Common Stock in accordance with their respective Election Forms, but subject to the following allocation rules:

(i)                                     Aggregate Stock Consideration Overelected.  If the number of shares of Franklin Common Stock into which Stock Election Shares are to be converted exceeds 492,790 shares, then;

(A)                              All Cash Election Shares (subject to Section 1.02(e)(v) with respect to Dissenting Fulton Shares) and all No Election Shares shall be converted into the right to receive the Cash Consideration;

(B)                                The Exchange Agent shall convert, on a pro rata basis according to the formula described in Section 1.02(h)(iii)(A) below, a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the number of shares of Franklin Common Stock into which the remaining Stock Election Shares are to be converted equals (or does not exceed) 492,790 shares; and such Reallocated Cash Shares shall be converted into the right to receive the Cash Consideration; and

(C)                                The Stock Election Shares which are not converted into Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(ii)                                  Aggregate Cash Consideration Overelected.  If the aggregate dollar amount of cash payable with respect to Cash Election Shares (including Dissenting Fulton Shares for this purpose) exceeds $10,964,577.50, then:

(A)                              All Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration;

(B)                                The Exchange Agent shall convert, on a pro rata basis according to the formula described in Section 1.02(h)(iii)(B) below, a sufficient number of Cash Election Shares, other than Dissenting Fulton Shares, into Stock Election Shares (“Reallocated Stock Shares”) such that the aggregate dollar amount of cash payable with respect to unconverted Cash Election Shares (including Dissenting Fulton Shares for this purpose) will equal (or not exceed) $10,964,577.50; and such Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration; and

(C)                                All Cash Election Shares which are not converted into Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration (subject to Section 1.02(e)(v) with respect to Dissenting Fulton Shares);

(iii)                               Pro Rata Reallocation Formulas.

(A)  Formula for Calculating Pro Rata Percentage for Reallocation of Overelected Stock Election Shares into Reallocated Cash Shares:

Pro Rata % = 1- (492,790 ÷ (A x 1.864))

A = # of Stock Election Shares

(B)  Formula for Calculating Pro Rata Percentage for Reallocation of Overelected Cash Election Shares into Reallocated Stock Shares:

Pro Rata % = 1 – ((($10,964,577.50 – (B x $48.00))  ÷ $48.00) ÷ A)

A = # of Cash Election Shares other than Dissenting Fulton Shares

B = # of Dissenting Fulton Shares

(iv)                              Exchange Agent Discretion.  In order to ensure that the limits specified with respect to the Aggregate Merger Consideration are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth in Section 1.02(h) of this Agreement, shall have reasonable discretion to round calculations or otherwise adjust the results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.

(i)                                     Surrender and Exchange of Fulton Stock Certificates.

(i)                                     Exchange Agent.  Prior to the Effective Time, Franklin shall appoint its transfer agent, or a bank or trust company other than F&M Trust, as the exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(ii)                                  Exchange Fund.  Three (3) days prior to the Effective Time, Franklin shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Fulton Common Stock, sufficient cash and certificates representing shares of Franklin Common Stock to make all payments and deliveries to shareholders of Fulton pursuant to Section 1.02(e)(iii) and (iv).  Any cash and certificates for Franklin Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(iii)                               Exchange Procedures.  As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) days thereafter), Franklin shall cause the Exchange Agent to mail to each record holder of a Fulton Certificate a letter of transmittal which shall specify that delivery of the Fulton Certificates shall be effected, and risk of loss and title to the Fulton Certificates shall pass, only upon delivery of the Fulton Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Franklin may reasonably specify and instructions for effecting the surrender of such Fulton Certificates in exchange for the Merger Consideration.  Upon surrender of a Fulton Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Fulton Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of Franklin Common Stock that such holder has the right to receive pursuant to Section 1.02(e) (iii) and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(e)(iii) and (iv).  No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(e)(iii) and (iv).  In the event of a transfer of ownership of Fulton Common Stock which is not registered in the transfer records of Fulton, a certificate representing, in the aggregate, the proper number of shares of Franklin Common Stock pursuant to Section 1.02(e)(iii) and/or a check in the proper amount pursuant to Sections 1.02(e)(iii) and (iv) may be issued with respect to such Fulton Common Stock, as the case may be, to such a transferee if the Fulton Certificate formerly representing such shares of Fulton Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iv)                              Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to shares of Franklin Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Fulton Certificate with respect to the shares of Franklin Common Stock that such Fulton Certificate holder would be entitled to receive upon surrender of such Fulton Certificate until such holder shall surrender such Fulton Certificate in accordance with Section 1.02(i)(iii).  Subject to the effect of applicable laws, following surrender of any such Fulton Certificate, there shall be paid to such holder of shares of Franklin Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Franklin Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Franklin Common Stock.

(v)                                 No Further Ownership Rights.  All shares of Franklin Common Stock issued and cash paid upon conversion of shares of Fulton Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Fulton Common Stock.

(vi)                              Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Fulton Certificates for twelve (12) months after the Effective Date shall be delivered to Franklin or otherwise on the instructions of Franklin and any holders of the Fulton Certificates who have not previously complied with this Section 1.02(i) shall thereafter look only to Franklin for the Merger Consideration with respect to the shares of Fulton Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(e)(iii), any cash in lieu of fractional shares of Franklin Common Stock to which such holders are entitled pursuant to Section 1.02(e)(iv) and any dividends or distributions with respect to shares of Franklin Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv).

(vii)                           No Liability.  None of Franklin, Fulton, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(viii)                        Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Franklin; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, respectively, and further provided, however, that no holder of shares of Fulton Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund.  Any interest and other income resulting from such investments shall be payable to Franklin.

(ix)                                Lost Certificates.  If any Fulton Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Fulton Certificate to be lost, stolen or destroyed and, if required by Franklin the posting by such Person of a bond in such reasonable amount as Franklin may direct as indemnity against any claim that may be made against it with respect to such Fulton Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Fulton Certificate the applicable Merger Consideration with respect to the shares of Fulton Common Stock formerly represented thereby, any cash in lieu of fractional shares of Franklin Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of Franklin Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).

(x)                                   Withholding Rights Franklin shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Fulton Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the

IRC and the rules and regulations promulgated thereunder, or any provisions of tax Law.  To the extent that amounts are so withheld by Franklin, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Fulton Common Stock in respect of which such deduction and withholding was made by Franklin.

(xi)                                Stock Transfer Books.  At the close of business on the Effective Date, the stock transfer books of Fulton with respect to Fulton Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Fulton of shares of Fulton Common Stock issued and outstanding prior to the Effective Time.  From and after the Effective Time, the holders of Fulton Certificates shall cease to have any rights with respect to such shares of Fulton Common Stock, formerly represented thereby, except as otherwise provided herein or by Law.  On or after the Effective Time, any Fulton Certificates presented to the Exchange Agent or Franklin for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Fulton Common Stock, formerly represented thereby, any cash in lieu of fractional shares of Franklin Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of Franklin Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).

(j)                                     Anti-Dilution Provisions.  If Franklin shall, at any time before the Effective Date, (A) declare a dividend in shares of Franklin Common Stock payable to shareholders of record before the Effective Date, (B) combine the outstanding shares of Franklin Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of Franklin Common Stock, or (D) reclassify the shares of Franklin Common Stock, then, in any such event, the number of shares of Franklin Common Stock to be delivered to Fulton shareholders who are entitled to receive shares of Franklin Common Stock in exchange for shares of Fulton Common Stock shall be adjusted so that each Fulton shareholder shall be entitled to receive such number of shares of Franklin Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.  (By way of illustration, if Franklin declares a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 7%).  In addition, in the event that, prior to the Effective Date, Franklin enters into an agreement pursuant to which shares of Franklin Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Fulton shareholder entitled to receive shares of Franklin Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

Section 1.03 – The Bank Merger.   Franklin and Fulton shall use their best efforts to cause FCNB to merge with and into F&M Trust, with F&M Trust surviving such merger, concurrently with, or as soon as practicable after the Merger on the Effective Date.  Concurrently with, or as soon as reasonably practicable after, the execution and delivery of this Agreement, Franklin shall cause F&M Trust, and Fulton shall cause FCNB, to execute and deliver the Bank Plan of Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FULTON

Fulton hereby represents and warrants to Franklin that, except as specifically set forth in the Fulton Disclosure Schedule delivered to Franklin by Fulton on the date hereof:

Section 2.01 - Organization.

(a)                                  Fulton is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.   Fulton is a bank holding company duly registered under the BHC Act.  Fulton has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Fulton is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business.

(b)                                 FCNB is a national banking association duly organized and validly existing under the federal Laws of the United States of America.  FCNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operating by it.  FCNB and each other Fulton Subsidiary is qualified or licensed to do business in each jurisdiction in which it is required to be so qualified or licensed as a result of the ownership or leasing of property or the conduct of its a business.

(c)                                  There are no Fulton Subsidiaries other than FCNB and those identified on the Fulton Disclosure Schedule.

(d)                                 The deposits of FCNB are insured by the FDIC to the fullest extent provided in the FDIA.

(d)                                 The respective minute books of Fulton and FCNB accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees).

(e)                                  Prior to the date of this Agreement, Fulton has delivered to Franklin true and correct copies of the articles of incorporation and bylaws of Fulton, the articles of association and bylaws of FCNB, and the articles of incorporation and bylaws of each Fulton Subsidiary, each as in effect on the date hereof.

Section 2.02 - Capitalization.

(a)                                  The authorized capital stock of Fulton consists exclusively of 4,000,000 shares of common stock, $.625 par value per share (“Fulton Common Stock”), of which 2,210 shares have been issued and are held by Fulton as treasury stock and 492,790 shares are outstanding, validly issued, fully paid and nonassessable.  No shares of Fulton Common Stock were issued in violation of any preemptive rights.   Neither Fulton nor FCNB nor any other Fulton Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of Fulton or any other security of Fulton or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of Fulton.

(b)                                 The authorized capital stock of FCNB consists of 2,000,000 shares of common stock, 1.25 par value per share, of which 220,000 shares are outstanding, validly issued, fully paid, not in violation of preemptive rights and, to the knowledge of Fulton, no assessment is currently imposed, all of which are owned by Fulton free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature.  Neither Fulton nor any Fulton Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Fulton Subsidiary or any other security of any Fulton Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Fulton Subsidiary.  Except as set forth on the Fulton Disclosure Schedule, either Fulton or FCNB own all of the outstanding shares of capital stock of each Fulton Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)                                  Except as set forth in the Fulton Disclosure Schedule, neither FCNB nor any Fulton Subsidiary owns any equity interest, directly or indirectly, in any other association or controls any other company, except for equity interests held in the investment portfolios of Fulton Subsidiaries, equity interests held by Fulton Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Fulton Subsidiaries.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Fulton or FCNB with respect to any other company’s capital stock or the equity of any other person.

(d)                                 To the best of Fulton’s or FCNB’s knowledge, except as disclosed in Fulton Disclosure Schedule 2.02, or in any subsequent Schedule 13D or 13G filed with the SEC,

no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Fulton Common Stock.

Section 2.03 - Authority; No Violation.

(a)                                  Subject to (i) approval by the shareholders of Fulton of this Agreement and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals, Fulton has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby.  FCNB has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger.  The execution and delivery of this Agreement by Fulton and the completion by Fulton of the transactions contemplated hereby and thereby have been unanimously and duly and validly approved by the board of directors of Fulton, at a meeting duly called and held, and, except for approval by the shareholders of Fulton, no other corporate proceedings on the part of Fulton are necessary to complete the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Fulton and, subject to (i) approval of the shareholders of Fulton of this Agreement and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of Fulton, enforceable against Fulton in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  The Bank Plan of Merger, upon its execution and delivery by FCNB, will constitute the valid and binding obligation of FCNB, enforceable against FCNB in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)                                 None of (A) the execution and delivery of this Agreement by Fulton, (B) the execution and delivery of the Bank Plan of Merger by FCNB, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Fulton’s and Franklin’s compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by Fulton or FCNB with any of the terms or provisions hereof or of the Bank Plan of Merger, will (i) conflict with or result in a breach of any provision of the articles of incorporation or association or bylaws of Fulton or any Fulton Subsidiary; (ii) violate any Law applicable to Fulton or any Fulton Subsidiary or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fulton or any Fulton Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Fulton or any

Fulton Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 2.04 - Consents.  Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Fulton under the BCL, Fulton’s articles of incorporation and bylaws, and the approval of the Bank Plan of Merger by Fulton as the sole shareholder of FCNB and by the board of directors of FCNB, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with the execution and delivery of this Agreement and the completion by Fulton and FCNB of the transactions contemplated hereby or by the Bank Plan of Merger.  As of the date hereof, Fulton and FCNB has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Fulton’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.05 - Financial Statements.

(a)                                  Except as disclosed in Fulton Disclosure Schedule 2.05, Fulton has previously delivered to Franklin the Fulton Regulatory Reports filed through November 30, 2005 and will deliver to Franklin the Fulton Regulatory Reports for any dates or periods thereafter through the Closing Date as soon as they are available.  The Fulton Regulatory Reports, as amended (provided such amendments have been filed with the appropriate Regulatory Authority) have been, or with respect to those not yet prepared, will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, throughout the periods covered by such statements, and fairly present, or with respect to those not yet prepared, will fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders’ equity of Fulton or FCNB, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, applied on a consistent basis.

(b)                                 Fulton has previously delivered to Franklin the Fulton Financials through November 30, 2005 and will deliver to Franklin the Fulton Financials for any dates or periods thereafter through the Closing Date as soon as they are available.  The Fulton Financials have been, or with respect to those not yet prepared, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted

therein, and fairly present, or with respect to those not yet prepared, will fairly present, the financial position, results of operations and cash flows of Fulton as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

(c)                                  At the date of each balance sheet included in the Fulton Financials or the Fulton Regulatory Reports, neither Fulton nor any Fulton Subsidiary had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Fulton Financials or Fulton Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 2.06 - Taxes.   Fulton and the Fulton Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Fulton is a common parent.  Fulton has duly filed, and will file, all federal, state and local tax returns and all tax filings required to be filed by or with respect to Fulton and the Fulton Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Fulton or any Fulton Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (x) (i) are not delinquent or (ii) are being contested in good faith and (y) (i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to Fulton or any Fulton Subsidiary.

Section 2.07 - No Material Adverse Effect.  Except as disclosed in Fulton Disclosure Schedule 2.07, neither Fulton nor any Fulton Subsidiary has suffered any Material Adverse Effect since September 30, 2005.

Section 2.08 - Contracts.

(a)                                  Except for this Agreement and as disclosed on Fulton Disclosure Schedule 2.08, neither Fulton nor any Fulton Subsidiary is a party to or subject to:  (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any real estate lease; (iii) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee, except for oral “at will” arrangements; (iv) any plan, arrangement or contract providing for bonuses, pensions, options, restricted stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Fulton or any Fulton Subsidiary; (v) any collective bargaining agreement with any labor union relating to employees of Fulton or any Fulton Subsidiary; (vi) any agreement which by its terms limits the payment of dividends by Fulton or any Fulton Subsidiary; (vii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Fulton or any Fulton Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds,” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would become applicable on or after the Closing Date to Franklin or any Franklin Subsidiary; (viii) any contract limiting the freedom of Fulton or any Fulton Subsidiary to engage in any type of banking or bank-related or other business permissible under law; (ix) any contract relating to the acquisition of any business that has not been fully performed, including where contingent compensation remains to be paid; (x) any contract or agreement pursuant to which Fulton or any Fulton Subsidiary is obligated to make payments in excess of $25,000 on an annual basis that cannot be terminated by Fulton or a Fulton Subsidiary without penalty upon 90 days or less notice; or (xi) any contractual or other agreements which give any director, officer or employee of Fulton or any Fulton Subsidiary the right to terminate such agreement in connection with the Merger.

(b)                                 Except as disclosed in Fulton Disclosure Schedule 2.08, neither Fulton nor any Fulton Subsidiary leases any real property.  The Fulton Disclosure Schedule describes in reasonable detail each such lease, including the term and rent due thereunder and Fulton has delivered to Franklin true, correct and complete copies of all such leases.  None of such leases are currently in default and Fulton has not received notice of, or has knowledge of, a proposed non-renewal of any of said leases.  Each real estate lease that may require the consent of the lessor or its agent to the Merger by reason of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in the Fulton Disclosure Schedule identifying the section of the lease that contains such prohibition or restriction.

(c)                                  Neither Fulton nor any Fulton Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(d)                                 True and correct copies of “material contracts,” leases, agreements, plans, arrangements and instruments referred to in Section 2.08(a), 2.08(b) or 2.08(c) have been provided to Franklin on or before the date hereof, are listed on the Fulton Disclosure Schedule and are in full force and effect on the date hereof and neither Fulton nor, to the knowledge of Fulton, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default in any respect under any term of, any such contract, lease, plan, arrangement or instrument, (i) no party to any “material contract,” lease, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement,

(ii) none of the employees (including officers) of Fulton or any Fulton Subsidiaries, possess the right to terminate their employment as a result of the execution of this Agreement, (iii) no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Fulton or any Fulton Subsidiary is a party or under which Fulton or any Fulton Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Fulton or any Fulton Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Fulton or any Fulton Subsidiary to provide a benefit in the form of Fulton Common Stock or determined by reference to the value of Fulton Common Stock.

Section 2.09 - Ownership of Property; Insurance Coverage.

(a)                                  Fulton and each Fulton Subsidiary has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Fulton or such Fulton Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Fulton Regulatory Reports and in the Fulton Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith and (ii) items permitted under Article IV.  Fulton or any Fulton Subsidiary, as lessee, has the right under valid and subsisting leases of real and personal properties used by it in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Fulton Financials.

(b)                                 With respect to all agreements pursuant to which Fulton or any Fulton Subsidiary has purchased securities subject to an agreement to resell, if any, Fulton or such Fulton Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)                                  Fulton and the Fulton Subsidiaries currently maintain insurance considered by Fulton to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged.  Neither Fulton nor any Fulton Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased.  Except as disclosed on Fulton Disclosure

Schedule 2.09, there are presently no material claims pending under such policies of insurance and no notices have been given by Fulton or any Fulton Subsidiary under such policies during the past two years.  All such insurance is valid and enforceable and in full force and effect, and within the last three years Fulton and the Fulton Subsidiaries have received each type of insurance coverage for which any of them has applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

Section 2.10 - Legal Proceedings.  Except as disclosed on Fulton Disclosure Schedule 2.10, neither Fulton nor any Fulton Subsidiary is a party to any, and there are no pending or, to the best of Fulton’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Fulton or any Fulton Subsidiary, (ii) to which Fulton’s or any Fulton Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Fulton or any Fulton Subsidiary to perform under this Agreement.

Section 2.11 - Compliance With Applicable Law.

(a)                                  Fulton and each Fulton Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and has complied in all material respects with, all applicable Laws.

(b)                                 (i) Except as disclosed on Fulton Disclosure Schedule 2.11, Fulton and each Fulton Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to it enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Fulton or any Fulton Subsidiary, or required or threatened to require Fulton or any Fulton Subsidiary to enter into a cease and desist order, consent order, memorandum of understanding, or written agreement with it; and (iii) no Regulatory Authority has restricted or limited the operations of Fulton or any Fulton Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither Fulton nor any Fulton Subsidiary has consented to or entered into any Regulatory Agreement.  FCNB received a rating of at least “Satisfactory” in connection with its last CRA examination.

Section 2.12 - ERISA.  Fulton has previously delivered to Franklin true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plans or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the

Fulton Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Fulton or any entity (a “Fulton ERISA Affiliate”) that, together with Fulton, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed with any government agency, and (iii) all rulings and determination letters which pertain to any such plans.  Neither Fulton or any Fulton ERISA Affiliate, nor any pension plan maintained or previously maintained by Fulton or any Fulton ERISA Affiliate, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits.  Neither Fulton nor any Fulton ERISA Affiliate has incurred is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.  All “employee benefit plans,” as defined in ERISA Section 3(3), of Fulton or any Fulton ERISA Affiliate comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment.  No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Fulton or any Fulton ERISA Affiliate which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC.  Fulton provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f).  Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.

Section 2.13 - Brokers, Finders and Financial Advisors; Fairness Opinion.  Except for Fulton’s engagement of Griffin Financial Group LLC (“Griffin”) in connection with transactions contemplated by this Agreement, neither Fulton nor any Fulton Subsidiary nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the Fulton Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Fulton Financials.  The Fulton Disclosure Schedule contains as an exhibit the engagement letter between Fulton and Griffin.  Griffin has provided Fulton with its opinion to the effect that, as of the date of approval of this Agreement by the board of directors of Fulton, the Merger Consideration is fair to shareholders of Fulton from a financial point of view.

Section 2.14 - Environmental Matters.

(a)                                  Neither Fulton nor any Fulton Subsidiary, nor any properties now or formerly owned or operated by Fulton or any Fulton Subsidiary or on which Fulton or any Fulton Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been or is in violation of or liable under any Environmental Law.  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Fulton or any Fulton Subsidiary, threatened, relating to the liability of any property owned or operated by Fulton or any Fulton Subsidiary under any Environmental Law.

(b)                                 To the knowledge of Fulton, no property, now or formerly owned or operated by Fulton or any Fulton Subsidiary or on which Fulton or any Fulton Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Fulton or a Fulton Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claims, including, but not limited to, claims under CERCLA.

(c)                                  To the knowledge of Fulton, there has been no release nor is there the threat of release of any substance described in clause (ii) of the definition of Environmental Law set forth in Section 1.01 hereof on, at or from any property, now or formerly owned or operated by Fulton or any Fulton Subsidiary or on which Fulton or any Fulton Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, or any property adjacent to or in the immediate vicinity of any such properties.

Section 2.15 - Allowance for Losses.  The allowance for loan and lease losses shown on Fulton’s consolidated statement of financial condition as of September 30, 2005 and included in a Fulton Regulatory Report and in a Securities Document filed by Fulton with the SEC, was, and the allowance for loan and lease losses to be shown on Fulton’s consolidated statement of financial condition as of December 31, 2005 and for periods ending after the date of this Agreement, as included in a Fulton Regulatory Report and in a Securities Document filed by Fulton with the SEC, will be, in the reasonable opinion of Fulton management, adequate as of the date thereof in accordance with GAAP and all other applicable regulatory requirements for all losses reasonably anticipated as of the date thereof, based on information available as of such date.

Section 2.16 - Information to be Supplied.  The information to be supplied by Fulton for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Fulton filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Fulton and up to and including the date of the meeting of shareholders of Fulton to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  The information supplied, or to be supplied, by Fulton for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

Section 2.17 - Related Party Transactions.  Neither Fulton nor any Fulton Subsidiary is a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of Fulton or any Fulton Subsidiary, except transactions (a)  made in the ordinary course of business, (b)  made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, (c) do not involve more than the normal risk of collectability or present other risks or unfavorable features, and are reflected in the Fulton Financials and, (d) to the extent required by GAAP, disclosed in the footnotes of the Fulton Financials.  No loan or credit accommodation currently being extended to any Affiliate of Fulton or any Fulton Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither Fulton or any Fulton Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Fulton or any Fulton Subsidiary is inappropriate.

Section 2.18 - Schedule of Termination Benefits.  The Fulton Disclosure Schedule 2.18 includes a schedule of the maximum amount of termination benefits and related payments which currently are or would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Fulton or any Fulton Subsidiary for the benefit of executive officers or directors of Fulton or such Fulton Subsidiary (the “Benefits Schedule”), assuming that the Closing Date would have occurred on December 31, 2005 and that the employment of such individuals already has or will terminate immediately thereafter.  No other individuals are entitled to benefits under any such plans.  Except as set forth in Fulton Disclosure Schedule 2.18, as of the date of this Agreement, no director or executive officer of Fulton or any Fulton Subsidiary had deferred any compensation accrued by Fulton or such Fulton Subsidiary.

Section 2.19 - Loans.

(a)                                  Except as disclosed on Fulton Disclosure Schedule 2.19, each loan reflected as an asset in the Fulton Financials (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Fulton.

(b)                                 The Fulton Disclosure Schedule includes a list of (i) all outstanding commercial relationships, i.e., commercial loans, commercial loan commitments and commercial letters of credit, of FCNB in excess of $250,000, (ii) all loans of FCNB classified by FCNB or any regulatory authority as “Special Mention,” “Substandard,” “Doubtful” or “Loss,” or other classifications of similar import (iii) all commercial and mortgage loans of FCNB classified as “non-accrual,” and (iv) all commercial loans of FCNB classified as “in substance foreclosed.”

Section 2.20 - Takeover Laws.  Fulton has taken all action required to be taken by it in order to exempt this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover provisions in the articles of incorporation and bylaws of Fulton, the articles of association and bylaws of FCNB, or any applicable anti-takeover laws and regulations of any jurisdiction including, without limitation, of the Commonwealth of Pennsylvania.

Section 2.21 - Labor and Employment Matters.  To the knowledge of Fulton, neither Fulton nor any Fulton Subsidiary, nor any facilities owned or operated by Fulton or any Fulton Subsidiary has been or is in violation of or is liable under any Labor and Employment Law.  There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the knowledge of Fulton threatened, relating to the liability of Fulton or any Fulton Subsidiary under any Labor and Employment Law.

Section 2.22– CRA, Anti-Money Laundering and Customer Information Security.   Except as disclosed on Fulton Disclosure Schedule 2.22, Fulton is not aware of, has not been advised of, and has no reason to believe, that any facts or circumstances exist which would cause FCNB (a) to be deemed not to be in satisfactory compliance in any respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory,” or (b) to be deemed to be operating in violation in any respect of the USA PATRIOT Act, the Bank Secrecy Act and any regulations or rules promulgated under either of the foregoing statutes, any order issued with respect to anti-

money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (c) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Fulton pursuant to 12 C.F.R. Part 364.  Furthermore, the board of directors of FCNB has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respect by any Regulatory Authority and that meets the requirements in all material respects of Section 353 of the USA PATRIOT Act and the regulations thereunder.

Section 2.23 - Securities Documents.  The Securities Documents filed or to be filed by Fulton under the Exchange Act at any time since December 31, 2004, as amended, complied at the time filed, or will comply when filed with the SEC, in all respects, with the Exchange Act and all applicable rules and regulations of the SEC.

Section 2.24 -  Regulatory Capital.  Fulton and FCNB meet all applicable regulatory capital requirements, and FCNB is deemed “adequately capitalized” under such regulatory requirements.

Section 2.25 - Quality of Representations.  The representations made by Fulton in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FRANKLIN

Franklin hereby represents and warrants to Fulton that, except as set forth in the Franklin Disclosure Schedule delivered by Franklin to Fulton on or prior to the date hereof:

Section 3.01 - Organization.

(a)                                  Franklin is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Franklin is duly registered as a bank holding company under the BHC Act.  Franklin has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each Franklin Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted.  Neither Franklin nor any Franklin Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)                                 F&M Trust, a wholly-owned subsidiary of Franklin, is a Pennsylvania chartered bank and trust company, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  F&M Trust has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)                                  The deposits of F&M Trust are insured by the FDIC to the extent provided in the FDIA.

(d)                                 The respective minute books of Franklin and F&M Trust accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

(e)                                  Prior to the execution of this Agreement, Franklin has delivered to Fulton true and correct copies of the articles of incorporation and the bylaws (or similar constituent documents) of Franklin and F&M Trust, respectively, as in effect on the date hereof.

Section 3.02 - Capital Structure.

(a)                                  The authorized capital stock of Franklin consists of (a) 15,000,000 shares of common stock, par value $1.00 per share (“Franklin Common Stock”), of which, at the date of this Agreement, 454,650 shares were issued and held by Franklin as treasury stock and 3,351,643 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 5,000,000 shares of stock, no par value, which the Franklin board of directors have the authority to issue as a class without series or in one or more series, to designate upon issuance as common stock or preferred stock, and to otherwise fix voting rights, designations, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights and other special or relative rights, of which, at the date of this Agreement, no shares are issued or outstanding.  No shares of Franklin Common Stock were issued in violation of any preemptive rights.  As of the date of this Agreement, Franklin has no Rights authorized, issued or outstanding, other than (i) options to acquire shares of Franklin Common Stock authorized under Franklin’s employee benefit plans, stock option plans, recognition and retention plans, deferred compensation plans and dividend reinvestment and stock purchase plan and similar plans disclosed in Franklin’s Securities Documents.

(b)                                 To the best of Franklin’s knowledge as of the date of this Agreement, except as disclosed in Franklin’s proxy statement dated March 29, 2005, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Franklin Common Stock.

(c)                                  Franklin owns all of the capital stock of F&M Trust, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Franklin or F&M Trust owns all of its shares of capital stock of each other Franklin Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  Except for the Franklin Subsidiaries, or as set forth in the Franklin Disclosure Schedule, Franklin does not possess, directly or indirectly, any material equity interest in any association, except for equity interests held in the investment portfolios of Franklin Subsidiaries, equity interests held by Franklin Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Franklin Subsidiaries.

Section 3.03 - Authority; No Violation.

(a)                                  Franklin has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Regulatory Authorities.  F&M Trust has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Plan of Merger subject to receipt of all necessary approvals of Regulatory Authorities.  The execution and delivery of this Agreement by Franklin and the completion by Franklin of the transactions contemplated hereby have been duly and validly approved by the board of directors of Franklin, and no other corporate proceedings on the part of Franklin are necessary to complete the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Franklin and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof constitutes the valid and binding obligation of Franklin, enforceable against Franklin in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  The Bank Plan of Merger, upon its execution and delivery by F&M Trust, will constitute the valid and binding obligation of F&M Trust, enforceable against F&M Trust in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)                                 None of (A) the execution and delivery of this Agreement by Franklin, (B) the execution and delivery of the Bank Plan of Merger by F&M Trust, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Fulton’s and Franklin’s compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Franklin or F&M Trust with any of the terms or provisions of this Agreement or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Franklin or any Franklin Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Franklin or any Franklin Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Franklin under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Franklin is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Franklin or Franklin’s or F&M Trust’s ability to consummate the transactions contemplated herein.

Section 3.04 - Consents.  Except for consents, approvals, filings and registrations from or with the Federal Reserve Board, the OCC, the PDB, the FDIC, the SEC, and state “blue sky” authorities, and compliance with any conditions contained therein, and the approval of the Bank Plan of Merger by Franklin as sole shareholder of F&M Trust, and by F&M Trust board of directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Franklin or the Bank Plan of Merger by F&M Trust, and (b) the completion by Franklin of the transactions contemplated hereby or by F&M Trust of the Bank Merger.  Except as to issues relating to the MOU and the Consent Order, Franklin has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Franklin’s or F&M Trust’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.05 - Financial Statements.

(a)                                  Franklin has made the Franklin Regulatory Reports through November 30, 2005 available to Fulton for inspection and will make the Franklin Regulatory Reports for any dates or periods after November 30, 2005 through the Closing Date available to Fulton for inspection as soon as they are available.  The Franklin Regulatory Reports have been, or, with respect to those not yet prepared, will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of Regulatory Authorities, throughout the periods covered by such statements, and fairly present, or will, with respect to those not yet prepared, fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Franklin or respective Franklin Subsidiary, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of Regulatory Authorities, applied on a consistent basis.

(b)                                 Franklin has previously delivered to Fulton the Franklin Financials through November 30, 2005 and will deliver to Fulton the Franklin Financials for any dates or periods thereafter through the Closing Date as soon as they are available.  The Franklin Financials have been, or, with respect to those not yet prepared, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Franklin Financials, except as noted therein and fairly present, or will, with respect to those not yet prepared, fairly present, the consolidated financial position, results of operations and cash flows of Franklin as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Franklin Financials, except as noted therein.

(c)                                  At the date of each balance sheet included in the Franklin Financials or Franklin Regulatory Reports, Franklin did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Franklin Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

Section 3.06 - Taxes.  Franklin and the Franklin Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a).  Franklin has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Franklin and all Franklin Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Franklin and any Franklin Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith and (y)(i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to Franklin or any Franklin Subsidiary.

Section 3.07 - No Material Adverse Effect.  Franklin has not suffered any Material Adverse Effect since September 30, 2005.

Section 3.08 - Legal Proceedings.  Neither Franklin nor any Franklin Subsidiary is a party to any, and there are no pending or, to the best of Franklin’s knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Franklin or any Franklin Subsidiary, (ii) to which Franklin’s or any Franklin Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Franklin to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Franklin.

Section 3.09 - Compliance With Applicable Law.

(a)                                  Franklin and the Franklin Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Franklin.

(b)                                 (i) To Franklin’s knowledge, Franklin and each Franklin Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Franklin or any Franklin Subsidiary or required or threatened to require Franklin or any Franklin Subsidiary to enter into a cease and desist order, memorandum of understanding or written agreement with it and (iii) no Regulatory Authority has restricted or limited the operations of Franklin or any Franklin Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum, order or agreement described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  F&M Trust received a rating of at least “Satisfactory” in connection with its last CRA examination.

Section 3.10 -  ERISA.  To the knowledge of Franklin, neither Franklin, any Franklin Subsidiary, nor any pension plan maintained or previously maintained by Franklin or any Franklin Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor, to the knowledge of Franklin, has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  With respect to each of such plans that is subject to Title IV of ERISA, to the knowledge of Franklin, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits.  To the knowledge of Franklin, neither Franklin nor any Franklin Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.  To the knowledge of Franklin, all “employee benefit plans,” as defined in ERISA Section 3(3), of Franklin comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment.  To the knowledge of Franklin, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Franklin or any Franklin Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC.

Section 3.11 – Environmental Matters.  To the knowledge of Franklin, neither Franklin, any Franklin Subsidiary, nor any property owned or operated by Franklin or any Franklin Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the knowledge of Franklin, threatened, or any investigation pending, relating to the liability of Franklin or any Franklin Subsidiary with respect to any property owned or operated by Franklin or any Franklin Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

Section 3.12 - Information to be Supplied.  The information to be supplied by Franklin for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Franklin filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Fulton and up to and including the date of the meeting of shareholders of Fulton to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  The information supplied, or to be supplied, by Franklin for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material respects.

Section 3.13 - Securities Documents.  The Securities Documents filed or to be filed by Franklin under the Exchange Act at any time since December 31, 2004 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

Section 3.14 - Quality of Representations.  The representations made by Franklin in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.01 - Conduct of Fulton’s Business.

(a)                                  From the date of this Agreement to the Closing Date, Fulton will, and will cause each Fulton Subsidiary to, conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or permitted by this Agreement or with the written consent of Franklin.  Fulton will use its reasonable good faith efforts, and will cause FCNB to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Fulton and Fulton Subsidiaries and others with whom business relationships exist.  Notwithstanding the foregoing or any provision of this Article IV to the contrary, neither Fulton nor any Fulton Subsidiary shall be required to perform any covenant binding upon it pursuant to any provision of Article IV if, prior to the time for performance, Fulton shall have provided to Franklin written notice that Fulton’s board of directors shall have reasonably determined in its good faith judgment and after consultation with outside counsel that the performance of the covenant would constitute or result in a breach of the MOU or the Consent Order.  From the date hereof to the Closing Date, except as otherwise consented to or approved by Franklin in writing or as permitted or required by this Agreement, Fulton will not and Fulton will not permit any Fulton Subsidiary to:

(i)                                     amend or change any provision of its articles of incorporation, articles of association or bylaws;

(ii)                                  change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, except as expressly provided in Section 4.14 hereof;

(iii)                               grant any severance or termination pay (other than pursuant to written policies or written agreements of Fulton or Fulton Subsidiaries in effect on the date hereof and provided to Franklin prior to the date hereof, or as provided for by this Agreement) to, or enter into any new or amend any existing employment agreement with, increase the compensation of, grant job promotions to or pay any bonus to, any employee, officer, director, independent contractor, agent or other person associated with Fulton or any Fulton Subsidiary, except for discretionary bonuses mutually agreed upon by Fulton and Franklin;

(iv)                              merge or consolidate Fulton or any Fulton Subsidiary with any other Person, or sell or lease all or any substantial portion of the assets or business of Fulton or any Fulton

Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Fulton or any Fulton Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by FCNB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, except as contemplated by Section 4.11(a)(xiv) hereof; or, file an application for a certificate of authority to establish a new branch office;

(v)                                 sell or otherwise dispose of the capital stock of FCNB, or sell or otherwise dispose of any asset of Fulton or any Fulton Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Fulton or any Fulton Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or, incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(vi)                              take any action which would result in any of the representations and warranties of Fulton set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

(vii)                           change any method, practice or principle of accounting, except as may be required from time to time by changes in GAAP becoming effective after the date of this Agreement (without regard to any optional early adoption date) or by any Regulatory Authority responsible for regulating Fulton or FCNB;

(viii)                        waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Fulton or any Fulton Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(ix)                                implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement or, except as may be necessary to comply with applicable law or GAAP taking effect after the date of this Agreement but prior to the Closing Date, and with not less than thirty (30) days prior written notice thereof to Franklin, amend any existing plan or arrangement;

(x)                                   purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(xi)                                make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the Fulton Disclosure Schedule;

(xii)                             except as set forth on the Fulton Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

(xiii)                          enter into any interest rate swap or similar commitment, agreement or arrangement;

(xiv)                         except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of any party to accelerate any payment obligation or to receive any termination fee or penalty under any contract to which Fulton or any Fulton Subsidiary is a party; or

(xv)                            agree to do any of the foregoing.

(b)                                 For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Fulton or any Fulton Subsidiary to do any of the following:  (i) make any capital expenditure of $100,000 or more not disclosed on the Fulton Disclosure Schedule, without the prior written consent of Franklin; (ii) except for loans for which the limit shall be $250,000 make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than the pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Fulton or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Fulton or any Fulton Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

Section 4.02 - Access; Confidentiality.

(a)                                  From the date of this Agreement through the Closing Date, Fulton shall afford to and shall cause each Fulton Subsidiary to afford to Franklin and its authorized agents and representatives, such access to its properties, assets, books and records and personnel, at reasonable hours and after reasonable notice and subject to applicable laws relating to the exchange of information, as Franklin may reasonably request; and the officers of Fulton will furnish any person making such investigation on behalf of Franklin with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b)                                 Fulton and Franklin each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

(c)                                  In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Fulton shall duly and fully inform on a prompt and timely basis and discuss with Franklin regarding matters relating to problem loans, loan restructurings and loan work-outs, investments, derivatives, and other asset/liability activities of Fulton and any Fulton Subsidiary, and remedial matters undertaken in compliance with the MOU and/or the Consent Order, provided that nothing contained in this subparagraph shall be construed to grant Franklin any decision-making authority with respect to such matters.

(d)                                 If the transactions contemplated by this Agreement shall not be consummated, Fulton and Franklin will continue to comply with the terms of the confidentiality agreement dated November 10, 2005.

Section 4.03 - Regulatory Matters and Consents.

(a)                                  Fulton and Franklin shall prepare a Prospectus/Proxy Statement to be mailed to shareholders of Fulton in connection with the meeting of shareholders of Fulton to consider and approve the transactions contemplated hereby, and to be filed by Franklin with the SEC in the Registration Statement, which Prospectus/Proxy Statement shall conform to all applicable legal requirements.  Fulton shall prepare and furnish such information relating to it and its directors, officers, and shareholders, and obtain and furnish appropriate opinions, consents and letters from its financial advisor and independent registered public accounting firm, as may be required in connection with the Registration Statement and Prospectus/Proxy Statement.  Franklin shall, following the preparation thereof, file the Registration Statement with the SEC and Fulton and Franklin shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.  Franklin will advise Fulton, promptly after Franklin receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.  Franklin shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Franklin will provide Fulton with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Fulton may reasonably request.

(b)                                 Franklin and Fulton will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

(c)                                  Fulton will furnish Franklin with all information concerning Fulton as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Franklin to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

(d)                                 Franklin and Fulton shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

(e)                                  Each party will promptly furnish the other party with copies of all written communications to, or received by it or any Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

Section 4.04 - Taking of Necessary Action.  Franklin and Fulton shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that Fulton shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Franklin, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors.  No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Franklin or Fulton or from exercising its rights under this Agreement.

Section 4.05 - Certain Agreements.

(a)                                  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Fulton or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Fulton or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted or required by applicable law and the articles of association and by-laws of Fulton.  On or after the Effective Date, Franklin shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Fulton and any Fulton Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Franklin which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Fulton or any Fulton Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date

(“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Fulton or any Fulton Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of Fulton or any Fulton Subsidiary shall not be indemnified by Franklin and/or F&M Trust if such indemnification is (i) prohibited by applicable law; (ii) relates to acts or omissions of such person constituting fraud, deception, intentional misrepresentation, self-dealing, recklessness or willful misconduct; or (iii) relates to a breach of such person’s duties under the MOU or the Consent Order .

(b)                                 Franklin shall maintain Fulton’s or any Fulton Subsidiary existing directors’ and officers’ liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Franklin’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall Franklin be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Fulton for such insurance (the “Maximum Amount”).  If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Franklin shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.

(c)                                  Franklin agrees to honor, and to cause the F&M Trust to honor, terms and conditions of all employment contracts and special termination agreements disclosed in the Fulton Disclosure Schedule.

(d)                                 In the event that Franklin or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

Section 4.06 - No Other Bids and Related Matters.   Fulton shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)                                  Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as hereinafter defined);

(b)                                 Except as specifically provided in the second paragraph following subpart (c), enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal;

(c)                                  Agree to or endorse any Acquisition Proposal.

Fulton shall notify Franklin as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

Notwithstanding the foregoing, it shall not be a breach of this Section 4.06 for the Fulton board of directors to review and consider any unsolicited Acquisition Proposal, and/or to discuss the terms and negotiate with the Person making the unsolicited Acquisition Proposal, provided that the Fulton board of directors shall have determined in its good faith judgment and after receipt of written advice of outside counsel that a failure to do so would constitute a breach of its fiduciary duties under applicable Law, provided that in doing so Fulton, its officers, directors, employees, investment banker, financial advisor, attorney, accountant or other representative do not otherwise breach this Section 4.06.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written or verbal communication) involving a Person other than Franklin or an Affiliate of Franklin for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of Fulton, any Fulton Subsidiary, or any other business combination involving Fulton or any Fulton Subsidiary; or (B) a transaction involving the transfer of beneficial ownership (with the meaning of Rule 13d-3 under the Exchange Act) of any class or series of equity securities of Fulton or any Fulton Subsidiary and as a result of such transaction, such Person would beneficially own 10% or more of the then outstanding shares or units of such class or series.

Section 4.07 – MOU; Consent Order.  Fulton shall comply in all respects with the terms of the MOU and shall cause FCNB to comply in all respects with the terms of the Consent Order.  From the date of this Agreement through the Effective Date, Fulton shall promptly provide to Franklin copies of all correspondence and reports received by Fulton or FCNB from any Regulatory Authorities or submitted by Fulton or FCNB to any Regulatory Authorities relating in any way to either the MOU or the Consent Order.

Section 4.08 - Duty to Advise; Duty to Update Disclosure Schedule.  Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would cause or constitute a breach of any of its representations, warranties or covenants set forth herein.  Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule.  The delivery of such updated Disclosure Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

Section 4.09 - Conduct of Franklin’s Business.  From the date of this Agreement to the Closing Date, Franklin will use its reasonable good faith efforts to (i) preserve its and each Franklin Subsidiary’s business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of Franklin and Franklin Subsidiaries and others with whom business relationships exist.

Section 4.10 - Current Information.

(a)                                  During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, Fulton will deliver to Franklin a consolidating and consolidated balance sheet and a consolidating and consolidated statement of operations, without related notes, for such month for Fulton.

(b)                                 Fulton shall provide to Franklin a copy of the minutes of any meeting of the board of directors of Fulton or any Fulton Subsidiary, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within thirty (30) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

(c)                                  During the period commencing on the date of this Agreement and ending on the Effective Date, Fulton within fifteen (15) days after the end of each calendar month, shall provide to Franklin, in such electronic format as Franklin reasonably requests, investment, loan, deposit and borrowing information, in account and deposit level detail.

Section 4.11 - Undertakings by Franklin and Fulton.

(a)                                  From and after the date of this Agreement, Fulton shall:

(i)                                     Voting by Directors.  Use its best efforts to cause all members of Fulton’s board of directors to enter into the Letter Agreement attached hereto as Exhibit 2 (the “Letter Agreement”) and to recommend approval of the Merger to shareholders of Fulton and to otherwise support the Merger;

(ii)                                  Phase I Environmental Audit.  Permit Franklin, if Franklin elects to do so, at its own expense, to cause a “phase I environmental audit” to be performed within sixty (60) days after the date of this Agreement at any physical location owned or occupied by Fulton on the date hereof;

(iii)                               Approval of Bank Plan of Merger.  Take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of FCNB and cause the execution and delivery of, the Bank Plan of Merger by FCNB;

(iv)                              Proxy Solicitor.  If Franklin requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of Fulton shareholder approval of this Agreement;

(v)                                 Outside Service Bureau Contracts.  If requested to do so by Franklin, use its reasonable best efforts to obtain an extension or early termination of any contract with an outside service bureau or other vendor of services to Fulton, on terms and conditions mutually acceptable to Fulton and Franklin, but nothing in this Section 4.11(a)(v) shall be construed as obligating Fulton to terminate any contract or arrangement;

(vi)                              List of Problem Loans.  Within fifteen (15) days of the end of each month, provide Franklin with a written list of (i) all loans of FCNB classified by FCNB or any regulatory authority as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or any other classification of similar import (ii) all commercial and mortgage loans of FCNB classified as “non-accrual,” and (iii) all commercial loans of FCNB classified as “in substance foreclosed.”

(vii)                           Reserves and Merger-Related Costs.  Before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Fulton to those of Franklin (as such practices and methods are to be applied to Fulton from and after the Closing Date) and Franklin’s plans with respect to the conduct of the business of Fulton following the Merger and otherwise to reflect merger-related expenses and costs incurred by Fulton; provided, however, that Fulton shall not be required to take such action (A) unless such action is not inconsistent with GAAP and would not result in a breach of the MOU or the Consent Order or a violation of applicable banking laws and regulations or of the rules and regulations of the SEC; (B) more than five (5) days prior to the Effective Date; and (C) unless

Franklin agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods).  Prior to the delivery by Franklin of the writing referred to in the preceding clause, Fulton shall provide Franklin a written statement, certified without personal liability by the chief executive officer of Fulton and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Fulton pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(h) hereof;

(viii)                        Shareholders’ Meeting.  Take all action necessary to properly call and convene a meeting of its shareholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby; the board of directors of Fulton shall recommend that the shareholders of Fulton approve this Agreement and the transactions contemplated hereby;

(ix)                                Personnel Information.  Except as otherwise restricted by law, deliver to Franklin, if not done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Franklin and sorted as reasonably requested by Franklin; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; and make available for inspection and copying by Franklin all personnel records;

(x)                                   Personnel Additions and Terminations.  Advise and consult with Franklin regarding the hiring or termination of any employee, provided that Fulton shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice and further provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition may be filled by new employees hired if Fulton provides Franklin with prior written notice of its intention to fill the position, providing such details as Franklin reasonably may request, provided that Franklin does not object in writing in their three (3) Business Days after receipt of Fulton’s notice, and

Franklin hereby agrees that it will not raise any unreasonable objection;

(xi)                                Employment Policies.  Deliver to Franklin all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Franklin with respect to such policies and practices and any others not covered by any such written materials;

(xii)                             WARN Notices.  Assist Franklin as reasonably requested by it in connection with Franklin providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law; and

(xiii)                          Employment Law Claims.  Inform Franklin promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Fulton or any Fulton Subsidiary under any Labor and Employment Law.

(xiv)                         Breezewood Branch Office.  Take all reasonable commercial efforts to close FCNB’s Breezewood branch office as soon as practicable after the date of this Agreement in accordance with all applicable regulatory requirements; provided that any full-time, active employee of Fulton or any Fulton Subsidiary whose employment is terminated in connection with the closing of such office prior to the Effective Date, or within twelve (12) months thereafter, shall be entitled to receive the severance benefits provided in Section 4.12(b), according to the terms and subject to the conditions thereof.

(xv)                            Consulting Agreements.  Promptly deliver to Franklin any and all notices given or received pursuant to any consulting agreement with George W. Millward or Debra A. Goodling.

(xvi)                         Sentry Trust.  FCNB shall terminate or cause to be terminated all of its agreements with Sentry Trust, to be effective on or before the Closing Date.

(xvii)                      Update Fulton Disclosure Schedule 2.18.  On or before January 31, 2006, Fulton shall deliver to Franklin an amended Fulton Disclosure Schedule 2.18 setting forth the present values as of December 31, 2005 of the maximum amounts of the termination benefits and related payments set forth thereon.

(b)                                 From and after the date of this Agreement, Franklin and Fulton shall each:

(i)                                     Identification of Fulton’s Affiliates.  Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Fulton;

(ii)                                  Public Announcements.  Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Fulton shareholders, Fulton’s internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

(iii)                               Maintenance of Insurance.  Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv)                              Maintenance of Books and Records.  Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

(v)                                 Delivery of Securities Documents.  Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

(vi)                              Taxes.  File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due and provide or properly accrue for taxes not yet due and payable.

(vii)                           Director’s Deferred Compensation Agreements.  Fulton and Franklin shall take such actions as may be necessary or desirable to provide for the assumption by Franklin as of the Effective Date of the Fulton Director’s Deferred Compensation Plan, as amended to substantially conform to the terms and conditions of the F&M Trust Directors’ Deferred Compensation Plan, and the assumption of each of the individual agreements thereunder, and to amend the F&M Trust Directors’ Deferred Compensation Plan to provide for advisory board member participation.

Section 4.12 - Employee Benefits and Termination Benefits.

(a)                                  Employee Benefits.  Except as provided in Section 4.12(b), as of the Effective Time, each employee of Fulton or any Fulton Subsidiary who becomes an employee of Franklin or of any Franklin Subsidiary shall be entitled to full credit for each year of service with Fulton or any Fulton Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Franklin’s, or as appropriate, in the Franklin Subsidiary’s, employee benefit plans, programs and policies.  Franklin shall use the original date of hire by Fulton or the Fulton Subsidiary in making these determinations.   Subject to the other provisions of this Section 4.12(a), after the Effective Time, Franklin may maintain, discontinue, amend, convert to, or merge with, any Franklin or Franklin Subsidiary plan any Fulton benefit plan, subject to the plan’s provisions and applicable law.

(b)                                 Severance Policy.  Franklin agrees to cause F&M Trust to provide severance pay, as set forth below, to any full-time, active employee of Fulton or any Fulton Subsidiary whose employment is terminated hereafter in connection with the Merger up to twelve (12) months beyond the Effective Date, because (i) such employee’s position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities with Fulton or any Fulton Subsidiary) with F&M Trust or any Franklin Subsidiary, excluding any employee (i) who has an existing employment or consulting agreement with Fulton or any Fulton Subsidiary, (ii) who has accepted an offer from Franklin of noncomparable employment or (iii) whose employment is terminated for Cause (as defined below), provided such employee executes such documentation as Franklin may reasonably require, including Franklin’s customary form of release and provided such employee does not voluntarily leave employment with Franklin or F&M Trust prior to the date the systems conversion occurs.  The severance pay to be provided by F&M Trust under this subsection shall equal two (2) weeks’ pay for each full year of continuous service (determined based on the date of the employee’s commencement of employment with Fulton) with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay.  For purposes of this Section 4.12(b), “Cause” shall mean termination because of the employee’s personal dishonesty, failure to meet established performance goals and standards, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).  The benefits provided to terminated Fulton employees under this subsection are the only severance benefits payable by Franklin or F&M Trust to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law).  The benefits payable to employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Franklin’s or F&M Trust’s severance policies or programs then in effect.

(c)                                  Intention regarding Future Employment.  Franklin shall use its reasonable best efforts to inform the employees of Fulton at least sixty (60) days prior to the Effective Date of the likelihood of such employees having continued employment with F&M Trust following the Effective Date.

Section 4.13 – Advisory Board.  On the Effective Date, F&M Trust shall establish the Fulton County Advisory Board (the “Fulton County Advisory Board”), which shall consist of all non-employee members of the FCNB board of directors immediately before the Effective Date, but excluding any such individuals who are Fulton Designees.  The Fulton County Advisory Board shall be maintained for a term of twenty-four (24) months after the Effective Date.  Each member of the Fulton County Advisory Board shall be paid for his or her services a fee of $200 for each monthly advisory board meeting attended, provided, however, that notwithstanding anything else in this Section 4.14, (a) if a member fails to attend at least 25% of the meetings of the Fulton County Advisory Board called within any year, such member will not have any rights to additional fees thereafter as a Fulton County Advisory Board member; (b) no attendance fees shall be paid for meetings not actually attended in person; and (c) F&M Trust shall have no obligation to continue the services of any advisory board member who, in the reasonable judgment of F&M Trust, acts in a manner detrimental to F&M Trust.

Section 4.14 -  Fulton Special Dividend.   Subject to the terms and conditions of this Section, and upon prior written notice to Franklin of Fulton’s and FCNB’s intentions to do so, FCNB and Fulton each, in turn, may declare and pay, prior to the Closing Date, a special cash dividend of $1.44 per outstanding share of Fulton Common Stock if, but only if: (a) as of the date of declaration (i) it has been conclusively determined, as contemplated by Section 3.c of that certain Settlement Agreement and General Release by and among Clyde H. Bookheimer (“Bookheimer”), Fulton and FCNB, that neither Fulton nor FCNB shall be permitted to make any payments to Bookheimer under that certain Salary Continuation Agreement dated September 1, 1995, as amended, by and between Bookheimer and FCNB, and (ii) each of the Federal Reserve Board and the OCC shall have granted written permission to Fulton and FCNB to declare and pay such special cash dividend; and (b) after giving effect to the payment of such special cash dividend, Fulton’s total consolidated Stockholders’ Equity shall not be less than $14,750,000.  Satisfaction of the foregoing condition (b) shall be demonstrated by Fulton’s delivery to Franklin not more than ten (10) nor less than five (5) Business Days prior to the anticipated Closing Date, of a pro forma Consolidated Balance Sheet as of the Closing Date, reporting total consolidated Stockholders’ Equity of not less than $14,750,000, together with a year to date pro forma Consolidated Statement of Income and a year to date pro forma Consolidated Statement of Changes in Stockholders’ Equity.  All such pro forma financial statements shall be prepared in accordance with GAAP for interim financial information, consistently applied, giving effect to all accruals and adjustments reasonably considered necessary for a fair presentation including, without limitation, legal, investment banking, accounting and other professional fees, expenses and transaction costs incurred in connection with the Merger and the Bank Merger, marking to market all “available for sale” assets and deferred tax asset adjustments, and accompanied by a written certification of Fulton’s independent registered public accounting firm to the effect that such firm has reviewed the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, based thereon, that such firm is not aware of any material modifications that should be made to the financial statements for the financial statements to be in conformity with GAAP.  Franklin shall have three (3) Business Days after receipt of Fulton’s and FCNB’s notice and the financial statements in which to object to the declaration and payment of the special cash dividends.  In the event Franklin does not object within such time period, Fulton and FCNB may declare and pay such special cash dividends, provided that the special cash dividends are paid prior to the Closing Date.  In the event Franklin does object, Fulton and FCNB shall not declare or pay the special cash dividend unless and until Franklin waives or withdraws its objection, the Parties agree upon a resolution of Franklin’s objection, or financial statements prepared after the Closing Date and conforming to the requirements of this Section are delivered to Franklin reporting Fulton’s actual total consolidated Stockholders’ Equity and net income (loss) as of the Closing Date and for the year to date, show that, after giving effect to the payment of the special cash dividend, Fulton would have had total consolidated Stockholders’ Equity of not less than $14,750,000; and in such latter case, Franklin shall pay the amount of the special cash dividend to all former Fulton shareholders who would have been entitled to receive such special cash dividend had it been paid by Fulton immediately prior to the Closing Date.

ARTICLE V

CONDITIONS

Section 5.01 - Conditions to Fulton’s Obligations under this Agreement.  The obligations of Fulton hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Fulton pursuant to Section 7.03 hereof:

(a)                                  Corporate Proceedings.  All action required to be taken by, or on the part of, Franklin and F&M Trust to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Franklin and F&M Trust; and Fulton shall have received certified copies of the resolutions evidencing such authorizations;

(b)                                 Covenants.  The obligations and covenants of Franklin required by this Agreement to be performed by Franklin at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Franklin;

(c)                                  Representations and Warranties.  The representations and warranties of Franklin set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Franklin;

(d)                                 Shareholder Approval.  The shareholders of Fulton and FCNB, respectively, shall have approved the Merger, the Bank Merger, this Agreement and the Bank Plan of Merger in accordance with their respective articles of incorporation or association, bylaws and applicable law; provided, however, that the failure of this condition shall not excuse Fulton from any obligation it otherwise would have to pay to Franklin the fee specified in Section 7.01(c) under the terms thereof.

(e)                                  Approvals of Regulatory Authorities.  Franklin shall have received all required approvals of Regulatory Authorities of the Merger and the Bank Merger and delivered copies thereof to Fulton; and all notice and waiting periods required thereunder shall have expired or been terminated;

(f)                                    No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(g)                                 No Material Adverse Effect.  Since September 30, 2005, there shall not have occurred any Material Adverse Effect with respect to Franklin;

(h)                                 Officer’s Certificate.  Franklin shall have delivered to Fulton a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

(i)                                     Registration Statement.  The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(j)                                     Tax Opinion.  Fulton shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

(k)                                  Opinion of Counsel for Franklin.  Fulton shall have received an opinion dated the Closing Date from Rhoads & Sinon LLP, counsel to Franklin, in substantially the form of Exhibit 4 hereto.

Section 5.02 - Conditions to Franklin’s Obligations under this Agreement.  The obligations of Franklin hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Franklin pursuant to Section 7.03 hereof:

(a)                                  Corporate Proceedings.  All action required to be taken by, or on the part of, Fulton and FCNB to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Fulton and FCNB and Franklin shall have received certified copies of the resolutions evidencing such authorizations;

(b)                                 Covenants.  The obligations and covenants of Fulton, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Fulton;

(c)                                  Representations and Warranties.  The representations and warranties of Fulton set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Fulton;

(d)                                 Approvals of Regulatory Authorities.  Franklin and Fulton shall have received all required approvals or consents of Regulatory Authorities for the Merger and the Bank Merger; all notice and waiting periods required thereunder shall have expired or been terminated; and, no such approval or consent shall have imposed any condition or requirement (including, without limitation, the MOU, the Consent Order or any term thereof) which the Franklin board of directors reasonably determines would, following the Effective Time, be expected to cause a Material Adverse Effect as to Franklin or would otherwise reduce the contemplated benefits to Franklin of the Merger and the other transactions contemplated hereby;

(e)                                  No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(f)                                    No Material Adverse Effect.  Since September 30, 2005, there shall not have occurred any Material Adverse Effect with respect to Fulton;

(g)                                 Officer’s Certificate.  Fulton shall have delivered to Franklin a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

(h)                                 Registration Statement.  The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(i)                                     Tax Opinion.  Franklin shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

(j)                                     Opinion of Counsel for Fulton.  Franklin shall have received an opinion dated the Closing Date from Shumaker Williams, P.C., counsel to Fulton, in substantially the form of Exhibit 5 hereto.

(k)                                  Phase I Environmental Audit Results.  The results of any “phase I environmental audit” conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Franklin; provided, however, that (i) any such environmental audit must be initiated within 30 days of the date of this Agreement, (ii) Franklin must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(k) within 15 days of receiving the results of all such environmental audits and (iii) Franklin may not terminate this Agreement under this Section 5.02(k) unless the results of such audits result in a Material Adverse Effect on Franklin.

ARTICLE VI

TERMINATION, WAIVER AND AMENDMENT

Section 6.01 - Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a)                                  By the mutual written consent of the Parties hereto;

(b)                                 By Franklin or Fulton:

(i)                                     if the Closing Date shall not have occurred on or before December 31, 2006, unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such Party on or before the Closing Date; or

(ii)                                  if either Party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted;

unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such Party on or before the Closing Date.

(c)                                  By Fulton or Franklin if Fulton’s shareholders fail to approve this Agreement at the meeting of Fulton shareholders called for that purpose; provided a period of at least thirty days elapsed between the date of mailing the Proxy Statement/Prospectus and that a quorum is present at such meeting.

(d)                                 By Fulton, no later than 5:00 p.m. prevailing time on the Business Day immediately preceding the Closing Date, following a determination that both:

(i)                                     the Average Closing Price is less than $20.40; and

(ii)                                  the Franklin Ratio is less than the Index Ratio by more than 15%; and

(iii)                               For purposes of this Section 6.01(d), the following terms shall have the meanings indicated; and

“Determination Date” means the Business Day which is three (3) Business Days immediately prior to the Closing Date.

“Determination Period” means the twenty (20) trading days ending on the Determination Date.

“Starting Date Price” shall mean the market value of a share of Franklin Common Stock on the Starting Date, which by agreement of the parties hereto is determined to be $25.50.

“Franklin Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average Closing Price by the Starting Date Price.

“Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Period Index Price by the Starting Date Index Price.

“Index Group” shall mean the 25 bank or thrift holding companies listed on Exhibit 6 hereto, the common stocks of all of which shall be publicly traded; provided, however, that there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer’s market capitalization, in which case the company or companies shall be excluded form the Index Group.  In the event that any such company or companies are removed from the Index Group, the respective weightings of the companies remaining in the Index Group shall be adjusted for purposes of determining the Index Price and the Starting Date Index Price shall be redetermined with respect to the reconstituted Index Group.

“Index Price” shall mean the weighted average (which weights have been determined based upon relative market capitalization as of the Starting Date) of the closing sales prices per share of the companies comprising the Index Group.

“Starting Date” shall mean January 18, 2006.

“Starting Date Index Price” shall mean the Index Price on the Starting Date, which by agreement of the parties hereto is determined to be $33.24.

“Determination Period Index Price” shall mean the average of the Index Prices for each of the days in the Determination Period.

(iv)                              If any company within the Index Group or Franklin effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Franklin shall be appropriately adjusted for purposes of this Section 6.01(d).

(e)                                  By Franklin if Fulton or any Fulton Subsidiary enters into any letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other Person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise.

(f)                                    By Fulton if Fulton enters into any transaction described in (e) above after receipt of written advice of counsel that failure to do so would constitute a breach of fiduciary duty by Fulton’s directors under applicable Law.

(g)                                 By Franklin at any time prior to the Closing Date if (i) Fulton shall have breached the provisions of Section 4.06 of this Agreement, (ii) the board of directors of Fulton shall have failed to recommend and endorse this Agreement and the transactions contemplated hereby, or withdrawn or modified its approval or recommendation of this Agreement and the Merger, or recommended or endorsed an Acquisition Proposal, (iii) the board of directors of Fulton shall have failed to call, give notice of, convene or hold a meeting of shareholders to approve the Merger, (iv) Fulton shall have failed to approve the Bank Plan of Merger as the sole shareholder of FCNB by the Closing Date, or (v) the board of directors of FCNB shall have failed to approve the Bank Plan of Merger by the Closing Date.

(h)                                 At any time on or prior to the Effective Date, by Fulton in writing if Franklin has, or by Franklin in writing if Fulton has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Franklin would have a Material Adverse Effect on Franklin and in case of a breach referred to in subclause (i) or (ii) above by Fulton would have a Material Adverse Effect on Fulton, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date, but not if on such date such breach no longer causes a Material Adverse Effect.

Section 6.02 - Effect of Termination.  If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.11(b)(ii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability hereunder on the part of Franklin or Fulton to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 – Expenses and Other Fees.

(a)                                  Except as set forth in Section 7.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

(b)                                 If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount Fulton shall be liable to Franklin for Expenses pursuant to this Section 7.01(b) shall be $250,000, and the maximum amount Franklin shall be liable to Fulton for Expenses pursuant to this Section 7.01(b) shall be $250,000.  The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

(c)                                  If Fulton fails to complete the Merger after the occurrence of one of the following events and Franklin shall not be in material breach of this Agreement, Fulton shall immediately pay Franklin a fee of eight hundred fifty thousand dollars ($850,000):

(i)                                     A Person other than Franklin or an Affiliate of Franklin:

(A)                              Acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of the then outstanding shares of Fulton Common Stock; or

(B)                                Enters into an agreement, letter of intent or memorandum of understanding with Fulton pursuant to which such Person or any Affiliate of such Person would:

(1)                                  Merge or consolidate, or enter into any similar transaction, with Fulton;

(2)                                  Acquire all or substantially all of the assets or liabilities of Fulton; or

(3)                                  Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, 15% or more of the then outstanding shares of Fulton Common Stock; or

(ii)                                  Fulton authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent, or memorandum of understanding described in subsection (c)(i)(B) above; or

(iii)                               The Fulton shareholders vote but fail to approve the Merger at the Fulton shareholders meeting, or the Fulton shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)                              The Fulton board of directors shall have withdrawn or modified its recommendation that Fulton shareholders approve the Merger and adopt this Agreement;

(B)                                There has been an announcement by a Person other than Franklin or an Affiliate of Franklin, of an offer or proposal to acquire 15% or more of the Fulton Common Stock then outstanding, or to acquire, merge, or consolidate with Fulton, or to purchase all or substantially all of Fulton’s assets and, within eighteen (18) months of such announcement Fulton enters into an agreement with such Person, or any Affiliate of such Person, for such Person or Affiliate to acquire, merge, or consolidate with Fulton or to purchase all or substantially all of Fulton’s assets;

(C)                                Any director or executive officer of Fulton or other person who has signed a Letter Agreement acting jointly or severally, and who, individually or in the aggregate, beneficially own one percent (1%) or more of the Fulton Common Stock, shall have failed to maintain continued ownership of the shares of Fulton Common Stock over which he, she or they exercise sole or shared voting power, except as permitted by the Letter Agreement; or

(D)                               Any director or executive officer of Fulton or other person who has signed a Letter Agreement shall have failed to vote at the Fulton shareholders meeting the shares of Fulton Common Stock over which he or she exercises sole or shared voting power except as permitted by the Letter Agreement.

(iv)                              This Agreement is terminated pursuant to Section 6.01(e), (f), (g)(ii) or (g)(iii).

Section 7.02 - Non-Survival of Representations and Warranties.  All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(e), 1.02(j), 4.05, and 4.12 which will survive the Merger, shall terminate on the Closing Date.

Section 7.03 - Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of Fulton have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Fulton Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Fulton without the approval of the shareholders who would be so affected.  This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.04 - Entire Agreement.  This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(e), 1.02(j), 4.05, and 4.12.

Section 7.05 - No Assignment.  Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 7.06 - Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)                                  If to Franklin, to:

Franklin Financial Services Corporation

20 South Main Street

Chambersburg, Pennsylvania 17201

Attention:  William E. Snell, Jr., President & CEO

Telecopy No.:  (717) 261-3545

with a copy to:

Rhoads & Sinon LLP

One South Market Square, 12th Floor

Harrisburg, Pennsylvania 17108-1146

Attention:  Dean H. Dusinberre, Esquire

Telecopy No.:  (717) 231-6676

(b)                                 If to Fulton, to:

Fulton Bancshares Corporation

100 Lincoln Way East

McConnellsburg, Pennsylvania 17233

Attention:  George W. Millward, Chief Executive Officer

Telecopy No.:  (717) 485-7419

with copies to:

Shumaker Williams, P.C.

3425 Simpson Ferry Road

Camp Hill, Pennsylvania 17011

Attention:   Nicholas Bybel, Jr., Esquire

 Ruth A. Courtney, Esquire

Telecopy No:  (717) 763-7419

Section 7.07 - Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.08 - Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 7.09 - Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 7.10 - Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FRANKLIN FINANCIAL SERVICES CORPORATION

By:
William E. Snell, Jr., President and CEO

FULTON BANCSHARES CORPORATION

By:
Martin R. Brown, Chairman

EXHIBIT 1

FORM OF BANK PLAN OF MERGER

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of                                    , 2006, is by and between FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG, a Pennsylvania bank and trust company (“F&M Trust”), and FULTON COUNTY NATIONAL BANK AND TRUST COMPANY, a national banking association (“FCNB”).

BACKGROUND

1.                                       F&M Trust is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Franklin Financial Services Corporation, a Pennsylvania corporation (“Franklin”).  The authorized capital stock of F&M Trust consists of            shares of common stock, par value $        per share (“F&M Trust Common Stock”), of which at the date hereof               shares are issued and outstanding.

2.                                       FCNB is a national banking association and a wholly-owned Subsidiary of Fulton Bancshares Corporation (“Fulton”).  The authorized capital stock of FCNB consists of                   shares of common stock, par value $           per share (“FCNB Common Stock”), of which at the date hereof                        shares are issued and outstanding.

3.                                       The respective Boards of Directors of F&M Trust and FCNB deem the merger of FCNB with and into F&M Trust, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

4.                                       The respective Boards of Directors of F&M Trust and FCNB have adopted resolutions approving this Plan of Merger.  The respective Boards of Directors of Franklin and Fulton have adopted resolutions approving an Agreement and Plan of Reorganization dated as of January        , 2006 (the “Agreement”), between Franklin and Fulton, pursuant to which this Bank Plan of Merger is being executed by F&M Trust and FCNB.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, F&M Trust and FCNB, intending to be legally bound hereby, agree:

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ARTICLE I

MERGER; BUSINESS

1.1                                 Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof):  FCNB shall merge with and into F&M Trust; the separate existence of FCNB shall cease; and F&M Trust shall be the surviving bank under the name and title “Farmers and Merchants Trust Company of Chambersburg” (such transaction referred to herein as the “Bank Merger” and F&M Trust, as the surviving bank in the Merger, referred to herein as the “Surviving Bank”).

1.2                                 Business.  The business of the Surviving Bank shall be conducted at the main office of F&M Trust, and shall be located at 20 South Main Street, Chambersburg, Pennsylvania 17201, and its legally established branches, which shall include the main office and all of the branch offices of FCNB.

ARTICLE II

ARTICLES OF ASSOCIATION AND BY-LAWS

On and after the Effective Date of the Merger, the articles of incorporation and by-laws of F&M Trust shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1                                 Board of Directors.  On and after the Effective Date of the Merger, the Board of Directors of F&M Trust as the Surviving Bank in the Merger shall consist of those persons who were the directors of FCNB immediately prior to the Effective Date and                                and                              .  Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and by-laws of the Surviving Bank.  The names and addresses of the directors are:

Name	Residence Address

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3.2                                 Officers.  On and after the Effective Date of the Merger, the officers of F&M Trust duly elected and holding office immediately prior to such Effective Date shall be the officers of F&M Trust, as the Surviving Bank in the Merger.

ARTICLE IV

CONVERSION OF SHARES

4.1                                 Stock of F&M Trust.  Each share of F&M Trust Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

4.2                                 Stock of FCNB.  Each share of FCNB Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefore.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on the date on which articles of merger executed by FCNB and F&M Trust are filed with and endorsed by the Pennsylvania Department of Banking, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date:  the separate existence of FCNB shall cease; the principal and branch offices of FCNB shall become the principal and authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of F&M Trust and FCNB shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of F&M Trust and FCNB to effect the Merger shall be subject to (i) the approval of this Plan of Merger by Fulton and Franklin in their capacities as the sole shareholder of FCNB and F&M Trust, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, and any other applicable regulatory authority (iii) receipt of any necessary approval to operate the main office of FCNB and

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the branch offices of FCNB as officers of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Agreement on or before the Effective Date.

ARTICLE VIII

TERMINATION

This Bank Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Bank Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Bank Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X

MISCELLANEOUS

10.1                           Extensions; Waivers.  Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Bank Plan of Merger.

10.2                           Notices.  Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

10.3                           Captions.  The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Bank Plan of Merger.

10.4                           Counterparts.  For the convenience of the parties hereto, this Bank Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5                           Governing Law.  This Bank Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, each party has caused this Plan to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG

By:
Secretary		William E. Snell, Jr., President
(SEAL)

ATTEST:	FULTON COUNTY NATIONAL BANK AND TRUST COMPANY

By:
, Secretary		Martin R. Brown, Chairman
(SEAL)

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COMMONWEALTH OF PENNSYLVANIA	:
: SS:
COUNTY OF	:

On this          day of                  , 2006, before me, a Notary Public for the State and County aforesaid, personally came William E. Snell, Jr. as President, and                        as Secretary, of Farmers and Merchants Trust Company of Chambersburg, and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said institution and the seal affixed thereto to be its seal; and came also a majority of the Board of Directors of said institution, and each of them acknowledged said instrument to be the act and deed of said institution and of himself or herself as officer thereof.

WITNESS my official seal and signature this day and year aforesaid.

Notary Public

My Commission Expires:

(SEAL)

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COMMONWEALTH OF PENNSYLVANIA	:
: SS:
COUNTY OF	:

On this           day of                    , 2006, before me, a Notary Public for the State and County aforesaid, personally came Martin R. Brown, Chairman, and                        as Secretary, of Fulton County National Bank and Trust Company, and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said association and the seal affixed thereto to be its seal and each of them acknowledged said instrument to be the act and deed of said association and of himself or herself as officer thereof.

WITNESS my official seal and signature this day and year aforesaid.

Notary Public

My Commission Expires:

(SEAL)

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EXHIBIT 2

FORM OF AFFILIATE LETTER

January 23, 2006

Franklin Financial Services Corporation

20 South Main Street

Chambersburg, PA 17201

Gentlemen:

Franklin Financial Services Corporation (“Franklin”) and Fulton Bancshares Corporation (“Fulton”) desire to enter into an Agreement and Plan of Merger dated as of January 23, 2006 (“Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Fulton will merge with and into Franklin with Franklin surviving the merger and (b) shareholders of Fulton will receive common stock of Franklin and/or cash in exchange for common stock of Fulton outstanding on the closing date (the foregoing, collectively, referred to herein as the “Merger”).

Franklin has required, as a condition to its execution and delivery to Fulton of the Agreement, that the undersigned, being a director of Fulton, execute and deliver to Franklin this Letter Agreement.

The undersigned, in order to induce Franklin to execute the Agreement, hereby irrevocably:

(a)                                  Agrees to be present (in person or by proxy) at all meetings of shareholders of Fulton called to vote for approval of the Agreement and the Merger and to vote all Shares of common stock of Fulton as to which the undersigned has sole voting power and, to the extent of the undersigned’s proportionate interest, vote shares of common stock of Fulton as to which the undersigned shares voting power, and to use his or her reasonable best efforts to cause to be voted any other shares of Fulton common stock over which he or she shares voting power, in each case (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Fulton) and (ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving Fulton and any other person other than Franklin or an Affiliate of Franklin;

(b)                                 Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled (as defined for purposes of Rule 144 under the Securities Act) by the undersigned to, contract to sell, sell or otherwise transfer or

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dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the shareholder meeting of Fulton held in connection with the vote on the Agreement or a gift where the donee has agreed in writing to abide by the terms of this Letter Agreement in a form reasonably satisfactory to Franklin;

(c)                                  Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Franklin received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”) covering sales of such Franklin common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Franklin or as described in a “no-action” or interpretive letter from the staff of the Securities and Exchange Commission issued to the undersigned for such purpose, is not required to be registered under the Securities Act; and acknowledges and agrees that Franklin is under no obligation to register the sale, transfer or other disposition of Franklin common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

(d)                                 Agrees that neither Fulton nor Franklin shall be bound by any attempted sale of any shares of Fulton common stock or Franklin common stock, respectively, and Franklin’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Franklin common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

(e)                                  Acknowledges and agrees to use reasonable efforts to cause the provisions of subparagraph (c) hereof to be observed with respect to shares of Franklin common stock received in the Merger owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns 10% of any class of equity securities or of the equity interest;

(f)                                    Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(g)                                 It is understood and agreed that the provisions of subparagraph (a) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Fulton common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities and fiduciary duties as a

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director of Fulton.  It is further understood and agreed that such subparagraph of this Letter Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Fulton common stock held or controlled by the undersigned as of the date hereof.

The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

This Letter Agreement shall inure to the benefit of Franklin, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives.  This Agreement shall survive the death or incapacity of the undersigned.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Franklin shall be entitled to such remedies and relief against the undersigned as are available at law or in equity.  The undersigned acknowledges that there is not an adequate remedy at law to compensate Franklin for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Franklin by signing and returning to Franklin a counterpart hereof.

Very truly yours,

Name:

Accepted as of this day of January, 2006:

FRANKLIN FINANCIAL SERVICES CORPORATION

By:
President

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EXHIBIT 3

FORM OF TAX OPINION

Franklin and Fulton shall each have received an opinion of Rhoads & Sinon LLP substantially to the effect that, under the provision of the IRC:

(1)                                  The Merger will be treated as a reorganization within the meaning of Section 368(a) of the IRC;

(2)                                  Franklin and Fulton will each be a party to the reorganization within the meaning of Section 368(b) of the IRC;

(3)                                  No gain or loss will be recognized by Franklin or Fulton as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

(4)                                  Fulton shareholders who receive only Franklin common stock for their shares of Fulton stock will not recognize any gain or loss with respect to shares of Franklin stock received (except with respect to cash received in lieu of a fractional interest in Franklin common stock and any dividends paid out in advance of the Merger);

(5)                                  Each Fulton shareholder who receives Franklin common stock and cash (other than cash in lieu of a fractional share interest in Franklin common stock) in exchange for the shareholder’s shares of Fulton common stock will recognize the gain, if any, realized by the shareholder, in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

(6)                                  Each Fulton shareholder’s aggregate tax basis in any shares of Franklin common stock received in the transaction (including fractional shares deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Fulton common stock the Fulton shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

(7)                                  Each Fulton shareholder’s holding period in any shares of Franklin common stock received in the transaction (including any fractional shares deemed received and redeemed) will, in each instance, include the period during which the shares of Fulton common stock surrendered in exchange therefor were held.

In rendering such opinion, Rhoads & Sinon LLP will be entitled to receive and rely upon customary certificates and representation of officers of Franklin and Fulton.  Additionally, in rendering such opinion, the following disclaimer will be added to the opinion:

“To ensure compliance with requirements imposed by the Treasury Department and the IRS, we inform you that any federal tax advice contained in this communication (including attachments) is not intended or written to be used and cannot be used for the purpose of avoiding tax penalties that may be imposed under the Internal Revenue Code.  Additionally, if the advice provided herein is used to promote, market or recommend to another person any transaction or matter addressed herein then all such taxpayers, other than the recipient hereto, that reviews this information, should seek advice based upon that taxpayer’s circumstances from an independent tax advisor with respect to any federal tax or transaction matter discussed herein.”

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EXHIBIT 4

FORM OF OPINION OF FRANKLIN COUNSEL

Fulton shall have received from counsel to Franklin an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

1.                                       Franklin has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

2.                                       Franklin has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/Proxy Statement.

3.                                       The share of common stock of Franklin being issued to the shareholders of Fulton upon the consummation of the Merger are duly authorized, validly issued, fully paid and non-assessable.

4.                                       The Agreement is a valid and binding obligation of Franklin, enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).

5.                                       To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for Franklin in order for Franklin to consummate the transactions contemplated by the Agreement have been received and to our knowledge no action has been taken, or is pending or threatened, to revoke any such authorization or approval.

6.                                       Based upon advice received from the Securities and Exchange Commission, the registration statement for the issuance of the common stock of Franklin to the shareholders of Fulton is effective under the Securities Act and no stop order suspending the effectiveness has been issued under the Securities Act or proceedings therefore initiated by the Securities and Exchange Commission or, to our knowledge, any state securities commissions or administrators.

7.                                       The execution and delivery of the Agreement by Franklin, the incurring of the obligations of Franklin set forth therein and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action of Franklin, and, to our knowledge, based solely upon a certificate of a responsible officer of Franklin, will not constitute a material breach of, or default under, or result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of Franklin which are material to its business, pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which Franklin is a party or by which it may be bound, or to which any of its property or assets is subject.  In addition, such action will not result in any contravention of the provisions of the articles of incorporation or bylaws of Franklin or, to our knowledge, any applicable law, act, regulation or order or court order, writ, injunction or decree.

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EXHIBIT 5

FORM OF OPINION OF FULTON COUNSEL

Franklin shall have received from counsel to Fulton an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications and the specific exceptions and qualifications delineated below:

(a)                                  Each of Fulton and FCNB has full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger, respectively.  The execution and delivery of the Agreement and the Bank Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Fulton and FCNB, as the case may be, and the Agreement and the Bank Plan of Merger constitute valid and legally binding obligations, in accordance with their respective terms, of Fulton and FCNB, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conversatorship, and other laws affecting creditors’ rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity.

(b)                                 Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Bank Plan of Merger, nor compliance by Fulton or FCNB with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of association or bylaws of Fulton or FCNB, or (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Fulton or FCNB is a party; or (ii) based solely on certificates of officers, to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of Fulton or FCNB, except such material lien, instrument or obligation that has been disclosed to Franklin pursuant to the Agreement, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or the National Bank Act, the Bank Merger Act, the Bank Holding Company Act and the regulations promulgated under such Acts, or any other federal or state statute, rule or regulation applicable to Fulton or FCNB which, in the experience of such counsel, is typically applicable to transactions of the type contemplated by the Agreement.

(c)                                  Fulton County National Bank is a validly existing national bank organized and in good standing under the laws of the United States of America.  The deposits of Fulton County National Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

(d)                                 There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Fulton or FCNB is a party which would, if determined adversely to Fulton or FCNB, as the case may be, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of Fulton taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement.

(e)                                  To the knowledge of such counsel, no consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by Fulton and by FCNB of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

Paragraphs (a), (b), (c), (d) and (e) of this opinion are qualified in their entirety and the opinions therein are qualified in effect by the MOU, Consent Order and any legal effect thereof.

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EXHIBIT 6

Company Name	Ticker	Closing Price on 1/18/06	Market Cap	1/18/06 Index Value	Weighted Price	Closing Price 1/18/06	1/18/06 Weighted Price
			($mil)

ACNB Corporation	ACNB	19.90	108.20	4.04%	0.80	19.90	0.80
American Bank Incorporated	AMBK	8.40	62.40	2.33%	0.20	8.40	0.20
Bryn Mawr Bank Corporation	BMTC	21.06	108.30	4.05%	0.85	21.06	0.85
Citizens Financial Services, Inc.	CZFS	22.75	64.80	2.42%	0.55	22.75	0.55
CNB Financial Corporation	CCNE	13.75	124.30	4.65%	0.64	13.75	0.64
Comm Bancorp, Incorporated	CCBP	41.00	75.90	2.84%	1.16	41.00	1.16
Eagle Bancorp, Inc.	EGBN	22.27	160.00	5.98%	1.33	22.27	1.33
Ephrata National Bank	EPNB	36.00	104.70	3.91%	1.41	36.00	1.41
Fidelity D & D Bancorp, Inc.	FDBC	41.25	76.50	2.86%	1.18	41.25	1.18
First Chester County Corporation	FCEC	19.95	102.30	3.82%	0.76	19.95	0.76
First Keystone Corporation	FKYS	20.40	89.60	3.35%	0.68	20.40	0.68
First Morris Bank & Trust	FMJE	23.00	65.50	2.45%	0.56	23.00	0.56
FNB Bancorp, Incorporated	FBIP	151.50	146.00	5.46%	8.27	151.50	8.27
Greater Community Bancorp	GFLS	15.24	121.70	4.55%	0.69	15.24	0.69
IBT Bancorp, Inc.	IRW	40.90	120.90	4.52%	1.85	40.90	1.85
Leesport Financial Corp.	FLPB	23.56	119.60	4.47%	1.05	23.56	1.05
Orrstown Financial Services, Inc.	ORRF	35.70	193.70	7.24%	2.58	35.70	2.58
Penns Woods Bancorp, Inc.	PWOD	37.75	150.40	5.62%	2.12	37.75	2.12
Penseco Financial Services Corporation	PFNS	43.00	92.40	3.45%	1.49	43.00	1.49
PSB Bancorp, Inc.	PSBI	11.90	61.20	2.29%	0.27	11.90	0.27
QNB Corp.	QNBC	26.80	83.20	3.11%	0.83	26.80	0.83
Republic First Bancorp, Inc.	FRBK	13.86	120.60	4.51%	0.62	13.86	0.62
Shore Bancshares, Inc.	SHBI	32.50	180.30	6.74%	2.19	32.50	2.19
Tri-County Financial Corporation	TCFC	32.30	56.40	2.11%	0.68	32.30	0.68
Unity Bancorp, Inc.	UNTY	13.89	86.20	3.22%	0.45	13.89	0.45
FRAF Market Value		25.50
FRAF (Price as of 1/18/2006)		25.50
Index Value (Market-Cap Weighted)					33.24		33.24

Difference in Performance

FIRST TRIGGER

FRAF Signing Date Closing Price	$25.50
Trigger Price (or Walkaway Price)	$20.40
FRAF Market Value	$25.50
$ Decline Until First Trigger met	$5.10
Not Triggered

SECOND TRIGGER

FRAF % Decline From Signing Date	0.0%
Bank Index % Decline From Signing Date	0.0%
FRAF % Decline in Excess of Bank Group	0.0%
(-20% Required for 2nd Trigger)
Not Triggered

Triggers:

I. The Average Closing Price (FRAF market value) is less than 80% of the Signing Date Closing Price (“Walkaway Price”)

II. The Average Closing Price (FRAF market value) divided by the Signing Date Closing Price (“FRAF Ratio”) is less than the ratio of the Index Price at determination and the Index Price on the starting date (“Index Ratio”) less 20%

Stock Splits Since 1/18/2006

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